Exhibit 10.16
LOAN AND SECURITY AGREEMENT

By and among

CARS ACQUISITION LLC
CAR FINANCIAL SERVICES, INC.
CAR FUNDING II, INC.
CONSUMER AUTO RECEIVABLES SERVICING, LLC

as Borrowers
______________________

  WELLS FARGO PREFERRED CAPITAL, INC.

as Agent
________________________

Each of the financial institutions
now or hereafter a party hereto

as Lenders

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is made as of the ___ day of October, 2011 by and among CARS ACQUISITION LLC, a Georgia limited liability company, CAR FINANCIAL SERVICES, INC., a Georgia corporation, CAR FUNDING II, INC., a Nevada corporation, and CONSUMER AUTO RECEIVABLES SERVICING, LLC, a Georgia limited liability company (collectively with Borrower Agent, the “Borrowers” and each individually is referred to as a “Borrower”), WELLS FARGO PREFERRED CAPITAL, INC., as agent for Lenders (“Agent”), an Iowa corporation with its principal office located at 800 Walnut Street, Des Moines, Iowa 50309, and the financial institutions from time to time party hereto (collectively, the “Lenders” and each individually is referred to as a “Lender”).

BACKGROUND

Borrowers have requested and Agent and Lenders have agreed to make available to Borrowers a secured revolving credit facility in the initial amount of the Maximum Principal Amount, all on terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section  1.1 Certain Definitions.  The terms defined in this Section 1.1, whenever used and capitalized in this Agreement shall, unless the context otherwise requires, have the respective meanings herein specified.

“Acknowledgment and Waiver Agreements” means the acknowledgment and waiver agreements, in form and substance acceptable to Agent, executed and delivered to Agent by mortgagees, landlords, warehousemen or other Persons in possession of any Collateral or at whose premises any Collateral is located.

“Acceptance Date” has the meaning assigned to that term in Section 10.8(c) of this Agreement.

“Adjusted Tangible Net Worth” means, as of any date of determination, Borrowers’ Tangible Net Worth, minus (a) the aggregate amount of Borrowers’ Receivables that are 180 days or more delinquent on a contractual aging basis, and (b) the amount by which the then Minimum Loss Reserve Requirements exceeds Borrowers’ Loan Reserves.

“Advance” means each advance of the Loan made to Borrowers pursuant to Section 2.1 of this Agreement.

“Advance Rate” means the percentage set forth on Schedule V attached hereto which is based upon the Collateral Performance Indicator as of the end of each month then most recently ended for which monthly reports have been delivered to Agent, pursuant to Section 6.2.
“Affiliate” means (i) any Person who or entity which directly or indirectly owns, controls or holds Five Percent (5.0%) or more of the outstanding beneficial interest in a Borrower; (ii) any entity of which Five Percent (5.0%) or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by a Borrower; (iii) any entity which directly or indirectly is under common control with a Borrower; or (iv) any officer, director or employee of a Borrower or any officer or director of a Person described in clauses (i), (ii) or (iii) above.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” has the meaning assigned to that term in the recitals.

“Agreement” means this Loan and Security Agreement and all exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee Lender, accepted by Agent, in accordance with Section 10.8 in form and substance satisfactory to Agent (in its sole and absolute discretion).

“Annual Compliance Certificate” means a certificate in the form of Exhibit A attached hereto and made a part hereof.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including the Patriot Act.

“Applicable Margin” means the per annum interest rate set forth on Schedule V attached hereto.

“Availability Statement” means the certificate in substantially the form of Exhibit B attached hereto and made part hereof.

“Bankruptcy Code” means the United States Bankruptcy Code as now constituted or hereafter amended and any similar statute or law affecting the rights of debtors.

“Bank Products” means any one or more of the following types of services or facilities extended to a Borrower by Agent or any WFPC Affiliate: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary; and (e) letters of credit.

“Blocked Person” has the meaning assigned to that term in Section 4.20(b) of this Agreement.

“Books and Records” means all of Borrowers’ original ledger cards, payment schedules, credit applications, contracts, lien and security instruments, guarantees relating in any way to the Collateral and other books and records or transcribed information of any type, whether expressed in electronic form in tapes, discs, tabulating runs, programs and similar materials now or hereafter in existence relating to the Collateral.

“Borrower Agent” means CAR Financial Services, Inc.

“Borrowers’ Loan Account” has the meaning assigned to that term in Section 2.1 of this Agreement.

“Borrowing Base” means, as of the date of determination, an amount equal to (a) the lesser of (i) the Principal Advance Rate multiplied by the aggregate balance of Eligible Principal Receivables and (ii) the Net Advance Rate multiplied by the aggregate balance of Eligible Net Receivables, minus (b) reserves established by Agent pursuant to Section 2.1(e).

“Business Day” means any day except a Saturday, Sunday or other day on which national banks are authorized by law to close including, without limitation, United States federal government holidays.

“Capital Base” means the sum of Borrowers’ Adjusted Tangible Net Worth plus Subordinated Debt.

“Cash Management Services” means any services provided from time to time by Agent, or any WFPC Affiliate to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations with respect thereto in effect from time to time.

“Collateral” means any and all rights and interests in or to Property of Borrowers, whether now owned or hereafter created or acquired, pledged from time to time as security for the Obligations, which shall specifically include, without limitation, all of the following with respect to Borrowers:

(a) All now owned and hereafter acquired, created, or arising Accounts and Receivables;

(b) All collateral, security and guaranties now or hereafter in existence for any Receivables;

(c) All now owned and hereafter acquired, created or arising General Intangibles of every nature, kind and description, including, without limitation, the Servicing Agreements, customer lists, choses in action, claims, books, records, goodwill, patents and patent applications, copyrights, trademarks, tradenames, service marks, tradestyles, trademark applications, trade secrets, contracts, contract rights, royalties, licenses, franchises, deposits, license, franchise and royalty agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies including without limitation, credit insurance and key man life insurance policies, and computer information, software, records and data;

(d) All now owned and hereafter acquired Equipment wherever located, and all replacements, parts, accessions, substitutions and additions thereto;

(e) All now owned or hereafter acquired Fixtures, wherever located;

(f) All now owned and hereafter acquired Inventory wherever located, and all replacements, parts, accessions, substitutions and additions thereto;

(g) All now owned and hereafter acquired, created or arising Chattel Paper, Instruments and Documents (including bills of lading, warehouse receipts and other documents of title) of every nature, kind and description;

(h) All now owned and hereafter acquired, created or arising Supporting Obligations of every nature, kind and description;

(i) All now existing and hereafter acquired or arising deposit accounts, reserves and credit balances of every nature, wherever located, and all documents and records associated therewith;

(j) All Property, now or hereafter in the possession of Agent;

(k) All now owned or hereafter acquired Investment Property of every kind; and

(l) The accessions to, and substitutions for an all replacements, products and Proceeds (including, without limitation, insurance proceeds and insurance premiums), whether cash or non-cash, of all of the foregoing Property and interests in Property.

“Collateral Performance Indicator” means as of the end of each calendar month, the sum of:

                        (a)        the rolling three month average 61+ day delinquency percentage (the percentage defined as (x) Receivables for which payment is more than 61 or more days contractually past due, divided by (y) total Receivables at such date), plus

                        (b)        (i) net charge-offs, net of dealer reserves for the 12 month period ending on such date divided by (ii) average Principal Receivables during the 12 month period ending on such date, plus

                        (c)        (i) the rolling three month average Insufficient Dealer Reserve Receivables (the percentage defined as (x) Insufficient Dealer Reserve Receivables, divided by (y) total Receivables at such date).

“Collections” means payment of principal, interest and fees on Receivables, the cash and non-cash proceeds realized from the enforcement of such Receivables and any security therefor, or the Collateral, proceeds of credit, group life or non-filing insurance, or proceeds of insurance on any real or personal property which is part of the collateral for the Receivables.

 “Commitment” means, with respect to each Lender, a commitment of such Lender to make its portion of the Advance in a principal amount up to each such Lender’s Commitment Percentage of the Maximum Principal Amount.

“Commitment Percentage” means, for any Lender, the percentage identified as the Commitment Percentage on Schedule I, as such percentage may be modified in connection with any assignment made in accordance with Section 10.8.

“CompuCredit” means CompuCredit Holdings Corporation.

“CompuCredit Agreement” means the Agreement executed by CompuCredit, as the same may be amended, modified, restated or extended from time to time.

“Confidentiality Agreement” has the meaning assigned to that term in Section 10.8(g) of this Agreement.

“Consumer Finance Laws” means all applicable laws and regulations, federal, state and local, relating to the extension of consumer credit, and the creation of a security interest in personal property or a mortgage in real property in connection therewith, as the case may be, and laws with respect to protection of consumers’ interests in connection with such transactions, including without limitation, any usury laws, any privacy laws, the Federal Consumer Credit Protection Act, the Federal Fair Credit Reporting Act, RESPA, the Magnuson-Moss Warranty Act, the Gramm-Leach-Bliley Act, the Federal Trade Commission’s Rules and Regulations and Regulations B and Z of the Federal Reserve Board, as any of the foregoing may be amended from time to time.

“Consumer Purpose Loans” means loans to one or more individuals the proceeds of which are used to purchase goods, services or merchandise for personal, household or family use.

“Control Agreement” means, collectively, (a) that certain master deposit account control agreement dated as of even date herewith among Borrower Agent, Agent and Wells Fargo Bank, National Association, and (b) any other deposit account control agreement entered into among Borrowers, Agent and a financial institution, as each may be amended, modified, restated or extended from time to time.

“Credit Documents” means this Agreement, the Notes, the Subordination Agreements, the Control Agreement, the Custodian Agreement, the CompuCredit Agreement, collateral assignments of Servicing Agreement and any and all additional documents, instruments, agreements and other writings executed and delivered pursuant to or in connection with this Agreement, as each may be amended, modified, restated or extended from time to time.

“Custodian” means Richard C. Potter or such other Person reasonably acceptable to Agent.

“Custodian Agreement” means that Custodian Agreement dated of even date herewith by and among Agent, Borrowers, and Custodian, as the same may be amended, modified, restated or extended from time to time.

“Debt” means as of the date of determination, all outstanding indebtedness for borrowed money including without limitation all loans made hereunder to Borrowers.

“Default” means an event, condition or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Defaulting Lender” has the meaning assigned to that term in Section 2.7 of this Agreement.

“Direct Consumer Loan” has the meaning assigned to that term in Section 7.5 of this Agreement.

“Dissenting Lender” has the meaning assigned to that term in Section 10.2(a) of this Agreement.

“Distributions” means payments by Borrowers, or any of them, which constitute redemptions, repurchases, dividends or distributions of any kind with respect to a Borrower’s equity interests or any warrants, rights or options to purchase or otherwise acquire any shares of a Borrower’s equity interests.

“EBITDA Ratio” means for Borrowers, on a consolidated basis the ratio of (a) earnings before payments of interest, taxes, depreciation and amortization expenses, minus (i) any increase during such twelve (12) month period in the amount by which the then Minimum Loss Reserve Requirement exceeds Borrowers’ Loan Reserves and (ii) any increase over the past twelve (12) months in Receivables one hundred eighty (180) days or more contractually past due (to the extent deemed necessary by Agent in its sole discretion) to (b) the interest expense, as calculated on a rolling twelve (12) month basis and in accordance with GAAP.

“Eligible Net Receivables” means Eligible Receivables net of unearned interest, fees, insurance commissions, discounts, dealer reserves and holdbacks.

“Eligible Principal Receivables” means Eligible Receivables net of unearned interest, fees and insurance commissions.

 “Eligible Receivables” means, as of the date of determination, Receivables which are Chattel Paper, which conform to the warranties set forth in Section 4.1 hereof, in which Agent has a validly perfected first priority Lien, and which are not any of the following: (i) Receivables for which a payment is more than sixty-one (61) days past due on a contractual basis; (ii) Receivables from (A) equity holders of any Borrower, (B) any Affiliate or (C) any employee of an Affiliate; (iii) Receivables subject to litigation or legal proceedings or Receivables which are subject to bankruptcy proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code; (iv) Receivables which have been restructured or otherwise modified except as may be required by applicable law (including, without limitation, SCRA and the United States Bankruptcy Code); (v) PIPP Receivables with a purchased term in excess of eighteen (18) months; (vi) Receivables (other than PIPP Receivables) with remaining terms following purchase in excess of thirty six (36) months; (vii) Receivables for which the amount, when aggregated with all other Receivables originated with respect to a specific dealer or group of related dealers, exceeds Ten Percent (10%) of all total Receivables of Borrowers then outstanding, to the extent of such excess; (viii) Receivables which provide for interest only; (ix) Receivables which provide for a balloon payment in an amount greater than two hundred percent (200%) of the regularly scheduled payment amount; (x) Receivables for which the original certificate of title is not received by Borrowers or Custodian within one hundred twenty (120) days of origination; (xi) Point of Sale Receivables for which the amount, when aggregated with all other Point of Sale Receivables, exceeds Ten Percent (10%) of all total Receivables of Borrowers then outstanding, to the extent of such excess; (xii) Point of Sale Receivables for which the title and/or lien receipt is not received by Borrowers or Custodian within sixty (60) days of origination; (xiii) Receivables for which the related collateral has been assigned for repossession or has been repossessed; (xiv) Receivables with more than two (2) extensions during the most recent twelve (12) month period or more than three (3)  extensions in the aggregate; (xv) Receivables not serviced by Servicer for which the amount, when aggregated with all other such Receivables, exceeds Ten Percent (10%) of all total Receivables of Borrowers then outstanding, to the extent of such excess; (xvi) Floor Plan Receivables for which the amount, when aggregated with all other such Receivables, exceeds the lesser of Five Percent (5.0%) of all total Receivables of Borrowers then outstanding or Two Million Dollars ($2,000,000), to the extent of such excess; (xvii) Receivables purchased by Borrowers as part of a bulk purchase with a dealer advance in excess of Two Million Dollars ($2,000,000) without Agent’s prior written approval; (xviii) Receivables which have not been funded to the applicable dealer; (xix) Receivables originated on or after the date of this Agreement which constitute Non-Conforming Collateral; (xx) Receivables constituting Direct Consumer Loans; or (xxi) Receivables which, in Agent’s reasonable discretion, do not constitute acceptable collateral.

“Environmental Control Statutes” means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.

“EPA” means the United States Environmental Protection Agency, or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, all amendments thereto, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed to refer to any successor sections.

“Event of Default” has the meaning assigned to that term in Article 8 of this Agreement.

“Floor Plan Receivables” means Receivables owing from a dealership pursuant to floor plan documentation reasonably acceptable to Agent.

“GAAP” means generally accepted accounting principles applied on a consistent basis, in accordance with the Statement of Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles in the Independent Auditor’s Report” (SAS 69) or superseding pronouncements, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or in such other statements by such other entity as Agent may reasonably approve, which are applicable in the circumstances as of the date in question.  The requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, or, in the event of a material change in any accounting principle from that observed in any previous period (i) financial reports covering preceding periods during the term of this Agreement are restated to reflect such change and provide a consistent basis for comparison among periods and (ii) the financial covenants set forth in Section 6.4 shall be adjusted as determined by Agent to reflect similar performance standards as those measured by the existing covenants using the previously observed accounting principles.

“Hazardous Substance” means any toxic, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance, including without limitation petroleum and items defined in Environmental Control Statutes as “hazardous substances,” “hazardous wastes,” “pollutants” or “contaminants.”

“Hedging Agreement” means an agreement relating to any interest rate hedge, exchange, swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk (including, without limitation, any ISDA Master Agreement).

“Insufficient Dealer Reserve Receivables” means Receivables within Borrowers’ reserve programs, exclusive of PIPP Receivables, DEAL Receivables and Floorplan Receivables, with any dealer whose dealer reserves are equal to or less than fifteen percent (15%) of such dealer’s Principal Receivables.

“Intangible Assets” means all assets of any Person which would be classified in accordance with GAAP as intangible assets, including without limitation (a) all franchises, licenses, permits, patents, applications, copyrights, trademarks, trade names, goodwill, experimental or organization expenses and other like intangibles, and (b) unamortized debt discount and expense and unamortized stock discount and expense.

“LIBOR Rate” means the one (1) month London Interbank Offered Rate for any day as found in the Wall Street Journal, Interactive Edition, or any successor edition or publication; provided any change in the LIBOR Rate during a calendar month that exists as of the last Business Day of a calendar month shall take effect for purposes of Section 2.6 hereof on the first (1st) day of the immediately following month.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including without limitation any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan” means the aggregate principal amount advanced by Lenders to Borrowers pursuant to Section 2.1 of this Agreement, together with interest accrued thereon and fees and costs incurred in connection therewith.

“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by Borrowers or any of them.

“Loan Reserves” means Borrowers’ allowance for loan losses, unearned discounts and refundable dealer reserves as reported on the most recent financial statements provided to Agent pursuant to Section 6.2 of this Agreement

“Maturity Date” means October ___, 2014.

“Maximum Principal Amount” means an amount equal to Forty Million Dollars ($40,000,000).

“Minimum Loss Reserve Requirement” means an amount equal to the greater of (a) Principal Receivables for the most recent month end multiplied by the rolling twelve (12) month ratio of net charge-offs to average Principal Receivables during such twelve (12) month period, (b) Twenty Five Percent (25%) of Principal Receivables or (c) an amount pursuant to the recommendation of the independent certified public accountant auditing Borrowers’ financial statements.

“Net Advance Rate” has the meaning set forth in the Advance Rate definition.

“Non-Conforming Collateral” means Receivables acquired by Borrowers that were deemed non-conforming by Borrowers’ Operations Counsel based on some legal deficiency that may materially restrict enforceability of the underlying installment sales contract and approved for Borrowers’ acquisition with a qualification that the dealer will ultimately transition to a new contract form.

“Notes” mean collectively, the promissory notes to this Agreement of Borrowers in favor of each Lender, evidencing the joint and several obligation of Borrowers to repay the Loan, and any and all amendments, renewals, replacements or substitutions therefor, and each is referred to individually as a “Note.”

“Obligations” means (a) each and every draft, liability and obligation of every type and description which Borrowers may now or at any time hereafter owe to Agent and Lenders arising under this Agreement or the Credit Documents (whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving Agent and/or any Lender, or any of them, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several), and including specifically, but not limited to, all indebtedness of Borrowers arising under this Agreement, the Notes or any fee letter, whether now in effect or hereafter entered into and including, without limitation, all Loans and (b) payment or performance, as the case may be, of all obligations of Borrowers with respect to Bank Products.

“Out of Formula Loans” has the meaning assigned to that term in Section 10.2(b) of this Agreement.

“Participant” has the meaning assigned to that term in Section 10.8 of this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

 “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

 “Permitted Indebtedness” means (a) borrowings from Agent and Lenders hereunder; (b) trade indebtedness in the normal and ordinary course of business for value received; (c) indebtedness and obligations incurred to purchase or lease fixed or capital assets, (d) the other indebtedness and obligations described on Schedule II attached hereto and made part hereof, (e) indebtedness in connection with Bank Products, (f) unsecured indebtedness owing from an Affiliate so long as such indebtedness does not exceed Five Million Dollars ($5,000,000) in the aggregate and is subject to a Subordination Agreement, (g) indebtedness incurred solely to enable a Borrower to originate Floor Plan Receivables so long as such indebtedness is subject to an intercreditor agreement in form and substance satisfactory to Agent in its sole discretion, (h) indebtedness incurred solely to enable a Borrower to originate Direct Consumer Loans so long as such indebtedness is subject to an intercreditor agreement in form and substance satisfactory to Agent in its sole discretion, and (i) other unsecured indebtedness so long as such indebtedness does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate.

“Permitted Liens” means (a) Liens granted to Agent by Borrowers pursuant to this Agreement, and (b) Liens existing as of the date hereof described on Schedule III attached hereto.

“Permitted Tax Distributions” means (a) as to any taxable year of a Borrower during which such Borrower makes an S corporation election with the Internal Revenue Service and appropriate state agency or is otherwise a limited liability company, an annual distribution necessary to enable each equity holder of such Borrower to pay federal or state income taxes attributable to such equity holder resulting solely from the allocated share of income of such Borrower for such period; or (b) or (b) as to any taxable year of a Borrower during which such Borrower is included in a consolidated or combined tax return of another Borrower or CompuCredit, an annual distribution necessary to enable such other Borrower or CompuCredit to pay federal or state income taxes attributable to such other Borrower or CompuCredit resulting solely from the inclusion of such Borrower in such consolidated or combined tax return for such period, or to pay any amounts required under a tax sharing or other arrangement entered into with such other Borrower or CompuCredit; provided, however, in no event shall the aggregate amount of Permitted Tax Distributions with respect to any fiscal year exceed Forty Percent (40%) of Borrowers’ net income (as determined in accordance with GAAP) for such fiscal year.

“Person” means all natural persons, corporations, limited partnerships, general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and federal and state governments and agencies or regulatory authorities and political subdivisions thereof, or any other entity.

“PIPP Receivables” means Receivables purchased or used as collateral by a Borrower for which such Borrower  purchases or uses as collateral, three (3) to eighteen (18) months of sequential contract payments pursuant to documentation consistent with historical practices or otherwise reasonably acceptable to Agent.

“Plan” means any employee benefit plan subject to the provisions of Title IV of ERISA which is maintained in whole or in part for employees of Borrowers or any Affiliate of Borrowers.

“Point of Sale Receivables” means auto finance Receivables originated at the point of sale within Borrowers’ Dealer Select Advance (DSA) program.

“Press Release” has the meaning assigned to that term in Section 10.16 of this Agreement.

“Principal Advance Rate” has the meaning set forth in the Advance Rate definition.

“Principal Receivables” means gross Receivables (inclusive of all unearned discounts and dealer reserves) less unearned interest, unearned insurance commissions, unearned insurance premiums, and any other unearned income represented on Borrowers’ balance sheet.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proprietary Information” means with respect to information furnished to Agent or Lenders, (a) information relating to pricing or compensation paid by Servicer to any Person with whom Servicer has a contractual relationship that directly relates to the Receivables and the performance by Servicer or such third parties of their obligations under such agreements; (b) data on an account-by-account basis, modeling results or projections, account management strategies; and (c) other similar information that Borrowers reasonably regard as proprietary to their business; provided, however, that Proprietary Information shall not include (i) monthly reports delivered pursuant to this Agreement, including, but not limited to pursuant to Section 6.2 of this Agreement and (ii) the tax treatment and tax structure of the transactions contemplated herein.

“Receivables” means all lien, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing loans made, and/or time sale transactions acquired, by a Borrower.

“Replacement Lender” has the meaning assigned to that term in Section 2.10(b) of this Agreement.

“Reportable Event” has the meaning assigned to that term in Section 4.13 of this Agreement.

“Request for Advance” means the certificate in the form of Exhibit C attached hereto and made part hereof or an online advance request.

“Required Lenders” means, at any time, Lenders which are then in compliance with their obligations hereunder and holding in the aggregate at least Sixty-Six and Two-Thirds Percent (66⅔%) of (a) the Commitment Percentage (and participation interest) or (b) if the Termination Date has occurred, the outstanding Loans and participation interest.

“Restricted Payments” means payments by Borrowers, or any of them, which constitute (a) a Distribution or (b) payments of principal or interest on Subordinated Debt.

“Schedule of Receivables and Assignment” means a schedule in form and substance acceptable to Agent to be submitted by Borrowers to Agent.

“Senior Debt” means all indebtedness of Borrowers, or any of them, not expressed to be subordinated or junior to any other indebtedness of Borrowers, or any of them.

“Senior Debt to Capital Base Ratio” means the ratio of Senior Debt to Capital Base.

“Senior Management” means at least four of the following persons: Richard Potter, Robert Chappell, Chris Tiller, Kas Naderi, Marguerite Blatz, Jay Putnam and Rick Loftsgard.

“Servicer” means Consumer Auto Receivables Servicing, LLC.

“Servicing Agreements” means those servicing agreements listed in Schedule IV attached hereto.

“Subordinated Debt” means any indebtedness of Borrowers for borrowed money which shall contain provisions subordinating the payment of such indebtedness and the liens and security interests securing such indebtedness to Senior Debt, in form, substance and extent acceptable to Agent in its sole discretion.

“Subordination Agreement” means, individually, and “Subordination Agreements” means, collectively, the Subordination Agreements executed in connection with the Subordinated Debt, from time to time, each in form and substance satisfactory to Agent in its sole discretion.

“Subsidiary” of any entity means any corporation, limited liability company, partnership or other legal entity of which such entity directly or indirectly owns or controls at least a majority of the outstanding stock or other equity interest having general voting power.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Tangible Net Worth” means, at any date, the amount of the equity interest liability of Borrowers on a consolidated basis (but excluding the effect of intercompany transactions subsequent to the date of this Agreement) plus (or minus in the case of a deficit) its capital surplus and earned surplus minus, to the extent not otherwise excluded (a) the cost of treasury shares, (b) the aggregate amount of Intangible Assets including the excess for assets acquired over their respective book values on the books of the corporation from which acquired, and (c) investments in and loans to any Subsidiary or Affiliate or to any equity holder, director or employee of a Borrower or an Affiliate of any Borrower.

“Termination Date” means the earlier of: (a) the Maturity Date, as such date may be extended from time to time in accordance with the provisions of Section 2.4 of this Agreement, or (b) the date on which the Commitments are terminated and the Loan becomes due and payable pursuant to Section 9.1.

“UCC” means the Uniform Commercial Code as in effect in the State of Iowa from time to time.

 “WFPC Affiliate”  means in relation to Agent, any entity controlled, directly or indirectly, by Agent, any entity that controls, directly or indirectly, Agent or any entity directly or indirectly under common control with Agent.  For this purpose, “control” of any entity means ownership of a majority of the voting power of the entity.

Section  1.2 Rules of Construction.

(a) Accounting Term.  Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement shall be defined in accordance with GAAP.

(b) Uniform Commercial Code.  Except as otherwise provided herein, terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the UCC, including without limitation, “Accounts”, “Deposit Accounts”, “Documents”, “Instruments”, “Investment Property”, “General Intangibles”, “Chattel Paper”, “Inventory”, “Goods”, “Equipment”, “Fixtures”, “Supporting Obligations”, and “Letter of Credit Rights” shall have the respective meanings given to such terms in the UCC.

ARTICLE 2

THE REVOLVING CREDIT FACILITY

Section  2.1 The Loan.  Until the Termination Date, Borrowers may request Lenders to make Advances to Borrowers and, subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to lend such Lender’s Commitment Percentage of each requested Advance up to such Lender’s Commitment which Borrowers may repay and reborrow from time to time.  The aggregate unpaid principal amount at any one time outstanding of all Advances shall not exceed the lesser of the Maximum Principal Amount or the Borrowing Base in effect as of the date of determination.

(a) Agent shall establish on its books an account in the name of Borrowers (the “Borrowers’ Loan Account”).  A debit balance in Borrowers’ Loan Account shall reflect the amount of Borrowers’ indebtedness to Agent and Lenders from time to time by reason of Advances and other appropriate charges (including, without limitation, interest charges) hereunder.  At least once each month, Agent shall provide to Borrowers a statement of Borrowers’ Loan Account which statement shall be considered correct and accepted by Borrowers and conclusively binding upon Borrowers unless Borrowers notify Agent to the contrary within thirty (30) days of Agent’s providing such statement to Borrowers.

(b) Borrowers shall prepare a completed Availability Statement as of each month end and forward such statement to Agent by the twentieth (20th) day of the following month or as may be more frequently required by Agent from time to time.

(c) Each Advance made hereunder shall, in accordance with GAAP, be entered as a debit to Borrowers’ Loan Account, and shall be in a principal amount which, when aggregated with all other Advances then outstanding, shall not exceed the lesser of the then effective Borrowing Base or Maximum Principal Amount.

(d) The Loan shall be due and payable on the Termination Date.  Upon the occurrence of an Event of Default, Agent shall have rights and remedies available to it under Article 9 of this Agreement.

(e) Agent has the right at any time, and from time to time, in its reasonable credit judgment discretion exercised in good faith (but without any obligation) upon Fifteen (15) Business Days prior notice, to set aside reasonable reserves against the Borrowing Base (i) in an amount equal to the outstanding indebtedness, liabilities and obligations in connection with Bank Products and (ii) in such other amounts as it may deem reasonably appropriate from the perspective of a secured asset based lender as a result of events impacting the business, operations, property or financial condition of Borrowers or impacting the ability of Agent to exercise rights and remedies against Borrowers and/or the Collateral.  Notwithstanding the foregoing, in no event shall the amount of such reserves in the aggregate exceed Twenty Percent (20%) of the then outstanding principal amount of the Loan.

Section  2.2 The Notes.  The indebtedness of Borrowers to each Lender hereunder shall be evidenced by a separate Note executed by Borrowers in favor of such Lender in the principal amount equal to each such Lender’s Commitment Percentage of the Maximum Principal Amount.  The aggregate principal amount of the Notes will be the Maximum Principal Amount; provided, however, that notwithstanding the face amount of the Notes, Borrowers’ liability under the Notes shall be limited at all times to the actual indebtedness (principal, interest and fees) then outstanding and owing by Borrowers to each Lender hereunder.

Section  2.3 Method of Payment.  Borrowers shall make all payments of principal, interest on the Notes and any other fees and amount payable hereunder in lawful money of the United States of America and in funds immediately available by wire transfer or automated clearing house transfer, to Agent at its address referred to in Section 10.4 of this Agreement or at such other address as Agent otherwise directs.  Whenever any payment is due on a day, which is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest shall be paid for such extended time. As soon as practicable after Agent receives payment from Borrowers, but in no event later than one (1) Business Day after such payment has been made, subject to Section 2.7, Agent will cause to be distributed like funds relating to the payment of principal, interest or fees (other than amounts payable to Agent to reimburse Agent for fees and expenses payable solely to Agent pursuant to the terms of this Agreement) or expenses payable to Agent and Lenders in accordance with the terms of this Agreement, in like funds relating to the payment of any such other amounts payable to Lenders.  Borrowers’ obligations to Lenders with respect to such payment shall be discharged by making such payments to Agent pursuant to this Section 2.3 or, if not timely paid or any Event of Default then exists, may be added to the principal amount of the Loans outstanding.

Section  2.4 Extension and Adjustment of Maturity Date.  Upon the written agreement of Borrowers, Agent and Lenders, the Maturity Date may be extended.

Section  2.5 Use of Proceeds.  The initial Advance shall be used to refinance and pay Borrowers’ existing indebtedness and thereafter to finance Borrowers’ working capital and operational needs and for other lawful purposes except as limited under this Agreement.

Section  2.6 Interest.

(a) In the absence of an Event of Default hereunder, and prior to maturity, the outstanding principal balance of the Loan will bear interest at an annual rate at all times equal to the LIBOR Rate plus the Applicable Margin.

(b) Interest shall be payable monthly in arrears on the first (1st) day of each month commencing on the first such date after the first Advance under the Loan and continuing until the Loan is indefeasibly paid in full.  For interest and fees not paid within the grace period pursuant to Section 8.1 of this Agreement, Borrowers shall be deemed to have requested an Advance on the first day after the grace period expires in an amount equal to accrued and unpaid interest and any other accrued but unpaid fees due and owing hereunder and such amount shall be added to the outstanding principal balance of the Loan.  Interest as provided hereunder will be calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.  The rate of interest provided for hereunder is subject to increase or decrease when and as the LIBOR Rate increases or decreases in an amount corresponding to the change in the LIBOR Rate.  Any such change in the interest rate hereunder shall take effect the first day of the month following a change in the LIBOR Rate.

(c) From and after the Maturity Date, or such earlier date as the outstanding principal balance of the Loan and other Obligations become due and payable by acceleration or otherwise, or at Agent’s option upon the occurrence of an Event of Default, Borrowers hereby agree to pay interest on the outstanding principal balance of the Loan and other Obligations and, to the extent permitted by law, overdue interest with respect thereto, at the rate of Five Percent (5.0%) per annum above the rate of interest otherwise applicable to the Loan.

Section  2.7 Advances.

(a) Borrower Agent shall notify Agent in writing not later than 12:00 Noon Central time, on the date of each requested Advance, specifying the date and amount of the Advance.  Such notice shall be submitted via Agent’s online automatic request system in the form of the Request for Advance and shall be certified by the President or Treasurer (or such other authorized Person as Borrower Agent directs from time to time) of Borrower Agent.

(b) Agent shall give to each Lender prompt notice (but in no event later than 1:00 P.M., Central time on the date of Agent’s receipt of notice from Borrowers) of each Request for Advance by facsimile.  No later than 2:00 P.M., Central time on the date on which an Advance is requested to be made pursuant to the applicable Request for Advance, each Lender will make available to Agent at the address of Agent set forth in Section 10.4, in immediately available funds, its Commitment Percentage of such Advance requested to be made.  Unless Agent shall have been notified by any Lender prior to the date of Advance that such Lender does not intend to make available to Agent its portion of the Advance to be made on such date, Agent may assume that such Lender will make such amount available to Agent as required above and Agent may, in reliance upon such assumption, make available the amount of the Advance to be provided by such Lender.  Upon fulfillment of the conditions set forth in Sections 2.7(a) and 5.2 for such Advance, and as soon as practicable after receipt of funds from Lenders (but in any event not later than 2:00 P.M., Central time) Agent will make such funds as have been received from Lenders available to Borrowers at the account specified by Borrowers in such Request for Advance.

(c) To administer the Loan in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Lenders hereby instruct Agent, and Agent may (in its sole discretion, without any obligation) (i) make available, on behalf of Lenders, the full amount of all Advances requested by Borrowers, without giving each Lender prior notice of the proposed Advance, of such Lender’s Commitment Percentage thereof and the other matters covered by the Request for Advance and (ii) if Agent has made any such amounts available as provided in clause (i), upon repayment of Loans by Borrowers, first apply such amounts repaid directly to the amounts made available by Agent in accordance with clause (i) and not yet settled as described below.  If Agent makes an Advance on behalf of Lenders, as provided in the immediately preceding sentence, the amount of outstanding Loans and each Lender’s Commitment Percentage thereof shall be computed weekly rather than daily and shall be adjusted upward or downward on the basis of the amount of outstanding Loans as of 5:00 P.M., Central time on the Business Day immediately preceding the date of each computation; provided, however, that Agent retains the absolute right at any time or from time to time to make the afore-described adjustments at intervals more frequent than weekly.  Agent shall deliver to each of Lenders at the end of each week, or such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereafter referred to as a “Settlement Period”).  If the summary statement is sent by Agent and received by Lenders prior to 12:00 Noon, Central time on any Business Day each Lender shall make the transfers described in the next succeeding sentence no later than 3:00 P.M., Central time on the day such summary statement was sent; and if such summary statement is sent by Agent and received by Lenders after 12:00 Noon, Central time on any Business Day, each Lender shall make such transfers no later than 3:00 P.M., Central time no later than the next succeeding Business Day after such summary statement was sent.  If in any Settlement Period, the amount of a Lender’s Commitment Percentage of the Loans is in excess of the amount of Loans actually funded by such Lender, such Lender shall forthwith (but in no event later than the time set forth in the next preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of such excess; and, on the other hand, if the amount of a Lender’s Commitment Percentage of the Loans in any Settlement Period is less than the amount of Loans actually funded by such Lender, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of such difference.  The obligation of each of Lenders to transfer such funds shall be irrevocable and unconditional, without recourse to or warranty by Agent and made without setoff or deduction of any kind.  Each of Agent and Lenders agree to mark their respective books and records at the end of each Settlement Period to show at all times the dollar amount of their respective Commitment Percentages of the outstanding Loans.  Because Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid Loans, interest with respect to Loans shall be allocated by Agent to each Lender (including Agent) in accordance with the amount of Loans actually advanced by and repaid to each Lender (including Agent) during each Settlement Period and shall accrue from and including the date such Advance is made by Agent to but excluding the date such Loans are repaid by Borrower in accordance with Section 2.3 or actually settled by the applicable Lender as described in this Section 2.7(c).  All such Advances made by Agent on behalf of Lenders hereunder shall bear interest at the interest rate applicable hereunder for Advances.

(d) If the amounts described in subsection (b) or (c) of this Section 2.7 are not in fact made available to Agent by a Lender (such Lender being hereinafter referred to as a “Defaulting Lender”) and Agent has made such amount available to Borrowers, Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender.  If such Defaulting Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent shall promptly notify Borrowers and Borrowers shall immediately (but in no event later than two (2) Business Days after such demand) pay such corresponding amount to Agent.  Agent shall also be entitled to recover from such Defaulting Lender or, to the extent not recovered from the Defaulting Lender, from Borrowers, (i) interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrowers to the date such corresponding amount is recovered by Agent, at a rate per annum equal to either (A) if paid by such Defaulting Lender, the overnight federal funds rate or (B) if paid by Borrowers, the then applicable rate of interest, calculated in accordance with Section 2.6, plus (ii) in each case, an amount equal to any costs (including reasonable legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Agreement.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which Borrowers may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by Borrowers under clause (ii) above on account of such Defaulting Lender’s default.

(e) The failure of any Lender to make its portion of the Advance to be made by it as part of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Advance.  The amounts payable by each Lender shall be a separate and independent obligation.

(f) Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Section 2.6, on outstanding Loans which it has funded to Agent from the date such Lender funded such Advance to, but excluding, the date on which such Lender is repaid with respect to the Loan.

(g) Agent shall not be obligated to transfer to any Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit; nor will a Defaulting Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender.  Any amounts so re-lent to Borrowers shall earn interest at the interest rate applicable hereunder and for all other purposes of this Agreement shall be treated as if they were Advances; provided, however, that for purposes of voting or consenting to matters with respect to the Credit Documents and determining Commitment Percentages, such Defaulting Lender shall be deemed not to be a “Lender”, and each of such Defaulting Lender’s Commitment and the unpaid principal balance of the Advances owing to such Defaulting Lender shall be deemed to be zero (-0-).  Until a Defaulting Lender cures its failure to fund its pro rata share of any Advance, such Defaulting Lender shall not be entitled to any portion of the unused line fee payable pursuant to Section 2.9(b) of this Agreement.   This Section 2.7(g) shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement.  The terms of this Section 2.7(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrowers of their duties and obligations hereunder or under any of the other Credit Documents.  Nothing contained in this Section 2.7 or otherwise in this Agreement shall impair or limit any claim of Borrowers against a Defaulting Lender (including, without limitation, expenses incurred by Borrowers by reason of any such default) who breaches its commitment to fund Advances hereunder.

(h) Each request for an Advance pursuant to this Section 2.7 shall be irrevocable and binding on Borrowers.

Section  2.8 Prepayment.

(a) Optional Prepayments.  Borrowers may prepay the Loan from time to time, in full or in part without premium or penalty, provided that (i) except as otherwise contemplated herein, in the event Borrowers repay the Loan in full at any time prior to the Maturity Date, Borrowers shall pay a sum equal to Two Percent (2.0%) of the Maximum Principal Amount as a prepayment fee, (ii) prepayments shall be in a minimum amount of Ten Thousand Dollars ($10,000) and Ten Thousand Dollars ($10,000) increments in excess thereof; and (iii) partial prepayments prior to the Termination Date shall not reduce Lenders’ Commitments under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances.  Each Borrower acknowledges that the above described fee is an estimate of Lenders’ damages in the event of early termination and is not a penalty.  In the event of termination of the credit facility established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination.  All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination, and Agent shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent and Lenders, in full, in immediately available funds, together with the applicable termination fee, if any.

(b) Mandatory Prepayments.  In the event that amounts outstanding hereunder at any time exceed the Borrowing Base (whether established by an Availability Statement or otherwise) (an “Overadvance”) (i) except as provided in clause (ii) below, Borrowers shall pay to Agent immediately the amount by which Borrowers’ indebtedness hereunder exceeds the Borrowing Base and (ii) if such Overadvance is caused solely as a result of Agent establishing a reserve against the Borrowing Base pursuant to Section 2.1(e) hereof, Borrowers shall pay to Agent the amount by which Borrowers’ indebtedness hereunder exceeds the Borrowing Base within thirty (30) Business Days of the establishment of such reserve; it being acknowledged that during such thirty (30) Business Day period (x) no Default or Event of Default shall arise solely as a result of such Overadvance and (y) Agent and Lenders shall not be obligated to make any additional Advances.

Section  2.9 Fees.  Borrowers shall pay to Agent, at Agent’s offices, the following:

(a) Administrative Fee. A non-refundable administrative fee of $3,000 shall be due and payable monthly in arrears on the 1st day of each month commencing on the first such date after the funding of this Agreement and continuing until the Commitment is terminated and the Obligations owing under this Agreement are indefeasibly paid in full, in which event a monthly installment of the administrative fee shall be paid pro-rata on the date of such termination.

(b) Unused Line Fee.  An unused line fee at the rate of One-Half of One Percent (0.50%) per annum (computed on the basis of a three hundred sixty (360) day year and the actual number of days elapsed) on the average daily unused Commitments shall be due and payable monthly in arrears on the 1st day of each month commencing on the first such date after the funding of this Agreement and continuing until the Commitment is terminated, in which event a monthly installment of the administrative fee shall be paid pro-rata on the date of such termination.

Section  2.10 Regulatory Changes in Capital Requirements; Replacement of a Lender.

(a) Regulatory Changes in Capital Requirements.

(i) If any Lender shall have determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any lending office of such Lender) or such Lender’s holding company with any industry wide request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central lender or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, to a level below that which such Lender or its holding company could have achieved on the portion of the Loans made by such Lender pursuant hereto but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time Borrowers shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in Section 2.6 with respect to amounts not paid when due.  Agent will notify Borrowers of any event occurring after the date of this Agreement that will entitle a Lender to compensation pursuant to this Section 2.10(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

(ii) Nothing in this Section shall be deemed to require Borrowers to pay any amount to a Lender to the extent such Lender has been compensated therefor under another provision of this Agreement or to the extent such amount is already reflected in the applicable interest rate.

(iii) Each Lender agrees that it shall use its reasonable efforts to reduce or eliminate any claim for compensation pursuant to this Section 2.10, including but not limited to designating a different lending office if such designation will avoid the need for, or reduce the amount of, any increased amounts referred to in this Section 2.10 and will not, in the reasonable opinion of such Lender, be unlawful or otherwise disadvantageous to such Lender or inconsistent with its policies or result in any unreimbursed cost or expense to such Lender or in an increase in the aggregate amount payable under this Section 2.10.

(iv) Each Lender claiming increased amounts described in this Section 2.10 will furnish to the (together with its request for compensation) a certificate prepared in good faith setting forth the basis and the calculation of the amount (in reasonable detail) of each request by such Lender for any such increased amounts referred to in this Section 2.10.  Any such certificate shall be conclusive absent manifest error, and such Lender shall deliver a copy thereof to Borrowers.  A Lender shall not be compensated for any amount relating to any period ending, and of which such Lender has had knowledge, more than six (6) months prior to the date that such Lender notifies Borrowers in writing thereof or for any amounts resulting from a change by any Lender of its lending office or its internal policies (other than changes required by law).

(v) In the event that increased amounts to be paid by Borrowers pursuant to this Section exceed Two Percent (2.0%) of the then outstanding principal balance of Loans, Borrowers shall be entitled to prepay the Loan upon five (5) days prior written notice to Agent, without any prepayment fee payable required pursuant to Section 2.8(a) to the Lender requesting compensation under this Section 2.10.

(b)           Replacement of a Lender.                                           If Borrowers become obligated to pay additional amounts to any Lender pursuant to Section 2.10(a), then Borrowers may within thirty (30) days thereafter designate another bank that is acceptable to Agent in its discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment and Acceptance), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

Section  2.11 Sharing of Payments.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans made by it in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment accruing to all Lenders in accordance with their respective ratable shares as provided for in this Agreement; provided, however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered.  Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

Section  2.12 Pro Rata Treatment.  Subject to Sections 2.7 and Section 9.4 hereof, each payment or prepayment of principal of the Loan and each payment of interest on the Loans, actually received by Agent shall be allocated pro rata among Lenders in accordance with the respective principal amounts of their outstanding Loans; provided, however, that the foregoing fees payable hereunder (other than the fees payable under Section 2.9(a) hereof) to Lenders shall be allocated to each Lender based on such Lender’s Commitment Percentage.

ARTICLE 3

SECURITY

Section  3.1 Security Interest.  To secure the payment and performance of the Obligations, each Borrower hereby grants to Agent, for the benefit of Lenders and WFPC Affiliates, a continuing general lien on and a continuing security interest in all of the Collateral, wherever located, whether now owned or hereafter acquired, existing or created, together with all replacements and substitutions therefor, and the cash and non-cash proceeds thereof, subject to Permitted Liens.  The liens and security interests of Agent in the Collateral shall be first and prior perfected liens and security interests, subject only to Permitted Liens, and may be retained by Agent until all of the Obligations have been indefeasibly satisfied in full and the Commitments have expired or otherwise has been terminated.

Section  3.2 Financing Statements.  Agent is hereby authorized by each Borrower to file any financing statements covering the Collateral or any amendment adding collateral to any financing statement or an amendment that adds a debtor to a financing statement, in each case whether or not a Borrower’s signature appears thereon.  Borrowers agree to comply with the requirements of all state and federal laws and requests of Agent in order for Agent to have and maintain a valid and perfected first security interest in the Collateral.

Section  3.3 Stamping of Receivables.  All Receivables of Borrowers shall be promptly stamped and assigned to Agent as follows to evidence the assignment to Agent:

The within instrument or agreement is pledged as collateral to Wells Fargo Preferred Capital, Inc., as agent for various financial institutions.

Notwithstanding the foregoing, Receivables owned by Borrowers as of the date of this Agreement shall be stamped within thirty (30) days from the date hereof.  Borrowers are hereby granted limited authority to stamp Receivables sold by Borrowers in accordance with Section 7.6 of this Agreement as follows:

The security interest noted on the face of this instrument or agreement in favor of Wells Fargo Preferred Capital, Inc. (“Agent”), as agent for various financial institutions, is released pursuant to limited authority granted to the holder of this instrument or agreement by Agent.

Borrowers shall (a) deliver to the Custodian all Collateral required to be delivered to Custodian pursuant to the Custodian Agreement, as the bailee and designee of Agent, (b) upon the request of Agent during the existence and continuance of an Event of Default, deliver to Agent the Collateral, including, but not limited to, all of Borrowers’ Books and Records including all computers, computer related equipment, tapes and software; and (c) execute and deliver to Agent, for the benefit of Lenders, such assignments, endorsements, allonges to promissory notes, mortgages, financing statements, amendments thereto and continuation statements thereof, in form satisfactory to Agent, and such additional agreements, documents or instruments as Agent may, from time to time, require to evidence, perfect and continue to perfect Agent’s liens and security interests granted hereunder.  For purposes of this Article 3, the parties hereto agree that, until Agent shall otherwise direct or designate, the custodian(s) under the Custodian Agreement or Agreements as from time to time in effect, shall be deemed to be the designee of Agent and shall have the right in the normal course of business to release the above noted pledge and notate on such Receivable that such pledge has been released and Agent shall have the right, at any reasonable time and from time to time, to direct or redirect the delivery of all or any of the foregoing items to any other designee as reasonably directed.  Agent may in its sole discretion record or file any such document, instrument or agreement, including, without limitation, this Agreement, as it may from time to time deem desirable.

Section  3.4 Collections.  Notwithstanding the assignment (but not in any way to be deemed or construed to impair or affect the security interest granted hereunder) of the Collateral by Borrowers to Agent, until the occurrence of an Event of Default, Borrowers may service, manage, enforce and receive Collections on Receivables for the account of Agent.  Borrowers shall have no power to make any allowance or credit to any obligor outside the ordinary course of Borrowers’ business without Agent’s prior written consent.  Borrowers shall endorse and deposit all Collections within two (2) Business Days of receipt thereof and in the original form received (except for the endorsement of Borrowers, if necessary, to enable the collection of instruments for the payment of money, which endorsements Borrowers hereby agree to make) in the deposit account maintained with depository institution acceptable to Agent which is subject to a Control Agreement or which is swept within two (2) Business Days into an deposit account which is subject to a Control Agreement with collected funds maintained therein transferred via wire transfer every other Business Day to a deposit account maintained with Wells Fargo Bank, National Association which is subject to a Control Agreement, or such other deposit account maintained with such depository as Agent may from time to time specify. Upon the occurrence and continuation of an Event of Default, Agent may provide the applicable depository bank a “notice of exclusive control” which shall prohibit withdrawals by Borrowers from such deposit account without the prior written consent of Agent and withdrawals by Agent therefrom shall not require the co-signature of a Borrower. Following the occurrence of an Event of Default, Agent may also require Borrowers to enter into other lock box agreements with Agent or another financial institution acceptable to Agent, in form and content acceptable to Agent, with respect to opening and maintaining a lock box arrangement for the Collections.  The Control Agreements and such lock box agreements shall be irrevocable so long as Borrowers are indebted to Agent under this Agreement and this Agreement remains in effect.

Section  3.5 Additional Rights of Agent; Power of Attorney.

(a) In addition to all the rights granted to Agent hereunder, Agent shall have the right, at any time following the occurrence of an Event of Default, to notify the obligors and account debtors of all Collateral to make payment thereon directly to Agent, and to take control of the cash and non-cash proceeds of such Collateral; provided, however, that once such notification is given to such obligors, it shall not be vitiated by a subsequent cure of such Event of Default without the prior written consent of Agent.  When Collections received by Agent have been converted into cash form, Agent shall forthwith apply the same in accordance with Section 9.4 of this Agreement.

(b) Each Borrower irrevocably appoints Agent its true and lawful attorney, with power of substitution, to act in the name of such Borrower or in the name of Agent or otherwise following an Event of Default, for the use and benefit of Agent, but at the cost and expense of Borrowers, without notice to Borrowers: to demand, collect, receipt for and give renewals, extensions, discharges and releases of any Collateral; to institute and to prosecute legal and equitable proceedings to realize upon any Collateral; to settle, compromise, or adjust claims; to take possession and control in any manner and in any place of any cash or non-cash items of payment or proceeds thereof; to endorse the name of such Borrower upon any notes, checks, drafts, money orders, or other evidences of payment of Collateral; to sign such Borrower’s name on any instruments or documents relating to any of the Collateral or on drafts against account debtors; to do all other acts and things necessary, in Agent’s sole judgment, to effect collection of the Collateral or protect its security interest in the Collateral; and generally to sell in whole or in part for cash, credit or property to others or to itself at any public or private sale, assign, make any agreement with respect to or otherwise deal with the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, except to the extent limited by any applicable laws and subject to any requirement of notice to Borrowers or other Persons under applicable laws.

Section  3.6 Additional Collateral Provisions.  Borrowers will defend the Collateral against all Liens (other than Permitted Liens), and claims and demands of all Persons at any time claiming the same or any interest therein.  Borrowers agree to comply with the requirements of all state and federal laws and requests of Agent in order for Agent to have and maintain a valid and perfected first security interest and/or mortgage Lien in the Collateral including, without limitation, executing such documents as Agent may require to obtain control over all Deposit Accounts, Letter-of-Credit Rights and Investment Property, as applicable.  Furthermore, Borrowers shall promptly notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim against any third party, and, upon the request of Agent, shall promptly enter into such security agreements and do such other things or acts deemed appropriate by Agent to give Agent a fully valid, perfected and enforceable security interest in any such Commercial Tort Claim.  Collateral shall include any such Commercial Tort Claim, and the authorization given by Borrowers to Agent in Section 3.2 above to file financing statements covering the Collateral shall include the authorization to file financing statements with respect to any such Commercial Tort Claim.  Borrowers warrant and represent that they do not own any Commercial Tort Claims as of the date hereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as of the date hereof and as of the date of each Advance as follows:

Section  4.1 Representations and Warranties as to Receivables.

(a) As to the Receivables generally:

(i) Each applicable Borrower represents that, to the best of its knowledge, the original lender or seller had full power and authority to make the loans (or other extensions of credit) evidenced by the Receivables owned by it and all such Receivables and all Books and Records related thereto are genuine, based on enforceable contracts and are in all material respects what they purport to be;

(ii) Each applicable Borrower represents that, to the best of its its knowledge, all Receivables owned by it have been duly authorized, executed, delivered by the parties whose names appear thereon and are valid and enforceable in accordance with their terms; constitute chattel paper; any chattels described in any Receivable owned by it  are and will be accurately described and are and will be in the possession of the parties granting the security interest therein; and any applicable filing, recording or lien notation law with respect to any collateral securing a Receivable owned by it will have been materially complied with to the extent such filing or recording is necessary under applicable law to create or perfect such Borrower’s security interest in such collateral consistent with its present policy.

(iii) Each applicable Borrower represents that, to the best of its knowledge, the form and content of all Receivables owned by it and the security related thereto and the transactions from which they arose comply in all material respects (and in any event in all respects necessary to maintain and ensure the validity and enforceability of the Receivables) with any and all applicable laws, rules and regulations, including without limitation, the Consumer Finance Laws;

(iv) Each applicable Borrower represents that, to the best of its knowledge, the original amount and unpaid balance of each Receivable owned by it on such Borrowers’ Books and Records and on any statement or schedule delivered to Agent and/or any Lender, including without limitation the Schedule of Receivables, is and will be the true and correct amount actually owing to such Borrower as of the date each Receivable is pledged to Agent, is not subject to any claim of reduction, counterclaim, set-off, recoupment or any other claim, allowance or adjustment; and no Borrower, to the best of such Borrower’s knowledge, has any knowledge of any fact which would impair the validity or collectibility of any Receivables;

(v) Each applicable Borrower represents that, to the best of its knowledge, the security agreements, title retention instruments, mortgages and other documents and instruments which are security for Receivables owned by it contain a correct and sufficient description of the real or personal property covered thereby, and, subject to the rights of Agent hereunder and the interests of such Borrower as holder of such security agreements, title retention instruments or mortgages or other documents or instruments, are or create security interests and Liens;

(vi) Each applicable Borrower has made an adequate qualification of the Receivables owned by it consistent with Borrower’s purchasing and lending policies and has determined that such Receivables are in conformity in all material respects with such Borrowers’ policies and standards; and

(vii) Each applicable Borrower has good and valid indefeasible title to the Receivables owned by it, free and clear of all prior assignments, claims, liens, encumbrances and security interests, and has the right to pledge and grant Agent, for the benefit of Lenders, a first priority security interest in the same, in the manner provided in this Agreement.

Section  4.2 Organization and Good Standing. As of the date of this Agreement, each Borrower is duly organized and validly existing in good standing under the laws of the state identified on Schedule 4.2 attached hereto and made part hereof and has the power and authority to engage in the business it conducts and is qualified and in good standing in those states wherein the nature of business or property owned by it requires such qualification, is not required to be qualified in any other state; or if not so qualified, no adverse effect would result therefrom.  As of the date of this Agreement, the organizational number assigned to each Borrower by the state of its organization is set forth on Schedule 4.2 attached hereto and made part hereof.

Section  4.3 Perfection of Security Interest.  As of the date of this Agreement upon filing of financing statements in all places as are necessary to perfect the security interests granted in Article 3 of this Agreement, describing the Collateral and disclosing each applicable Borrower as debtor and Agent as secured party, Agent will have a first perfected security interest in the Collateral which can be perfected by the filing of a UCC financing statement in such Borrower’s state of organization, superior in right of interest to any other Person (including, without limitation, purchasers from, or creditors or receivers or a trustee in bankruptcy of, Borrowers).

Section  4.4 No Violations.  As of the date of this Agreement, the making and performance of the Credit Documents do not violate any material provisions of any material law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the certificate of formation, operating agreement or other organizational documents of any Borrower, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of any Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which a Borrower is a party or by which a Borrower or its property is bound with failure to comply resulting in a material adverse change in the business, operations, property (including the Collateral) or financial condition of any Borrower.

Section  4.5 Power and Authority.  As of the date of this Agreement,

(a) each Borrower has full power and authority under the law of the state of its organization and under its organizational documents to enter into, execute and deliver and perform the Credit Documents; to borrow monies hereunder, to incur the obligations herein provided for and to pledge and grant to Agent, for the benefit of Lenders, a security interest in the Collateral; and

(b) all actions (corporate or otherwise) necessary or appropriate for each Borrower’s execution, delivery and performance of the Credit Documents have been taken.

Section  4.6 Validity of Agreements.  As of the date of this Agreement, each of the Credit Documents has been duly executed and constitute valid and legally binding obligations of each applicable Borrower enforceable against such Borrower, in accordance with their respective terms.

Section  4.7 Litigation.  As of the date of this Agreement, there is no order, notice, claim, action, suit, litigation, proceeding or investigation instituted or, to any Borrower’s knowledge, threatened against or affecting any Borrower where the amount in controversy is in excess of One Hundred Thousand Dollars ($100,000), whether or not fully covered by insurance, except as identified and described on Schedule 4.7 attached hereto and made part hereof.

Section  4.8 Compliance.  As of the date of this Agreement, each Borrower is in compliance in all material respects with all applicable laws and regulations, federal, state and local (including all Consumer Finance Laws (including being in compliance with privacy notice requirements under the Gramm-Leach-Bliley Act)), material to the conduct of its business and operations; each Borrower possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business and the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon, and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with such Borrower’s execution and performance of the Credit Documents.

Section  4.9 Accuracy of Information; Full Disclosure.  As of the date of this Agreement,

(a) all consolidated financial statements, including any related schedules and notes appended thereto, delivered and to be delivered to Agent and/or any Lender pursuant to this Agreement have been prepared in accordance with GAAP and do fairly present the financial condition of the Borrowes and their Subsidiaries, if any, on the dates thereof and results of operations for the periods covered thereby and discloses all liabilities (including contingent liabilities) of any kind of such Borrower to the extent required in accordance with GAAP.

(b) since the date of the most recent financial statements furnished to Agent and/or any Lender, there has not been any material adverse change in the financial condition, business or operations of any Borrower.

(c) all consolidated financial statements and other statements, documents and information furnished by Borrowers, or any of them, to Agent and/or any Lender in connection with this Agreement and the Notes and the transactions contemplated hereunder do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.  As of the date of this Agreement, each Borrower has disclosed to Agent in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of such Borrower, or such Borrower’s ability to perform its obligations under this Agreement and the Notes.

Section  4.10 Taxes.  As of the date of this Agreement, all material tax returns have been filed by CompuCredit with respect to the business of Borrowers and all material taxes, license and other fees with respect to the Collateral and the business of such Borrower have been paid or received extensions therefore, except taxes, licenses and other fees contested in good faith for which adequate reserves have been established by such Borrower on its Books and Records.

Section  4.11 Indebtedness.  As of the date of this Agreement, no Borrower has presently outstanding indebtedness or obligations including contingent obligations and obligations under leases of property from others, except Permitted Indebtedness.

Section  4.12 Investments.  As of the date of this Agreement, no Borrower has direct or indirect Subsidiaries or Affiliates (other than Persons constituting an Affiliate pursuant to clause (iv) of the definition thereof), or investments in or loans to any other individuals or business entities (other than Receivable), except as described in Schedule 4.12 attached hereto and made part hereof.

Section  4.13 ERISA.  As of the date of this Agreement, each Borrower and any Subsidiary, and each member of the controlled group of corporations (as such term “controlled group of corporations” is defined in Section 1563 of the Internal Revenue Code of 1986, as amended) of which such Borrower is a member, is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder.  As of the date of this Agreement, no reportable event, as such term (hereinafter called a “Reportable Event”) is defined in Title IV of ERISA, has occurred with respect to, nor has there been terminated, any Plan maintained for employees of any Borrower, or any Subsidiary, or any member of the controlled group of corporations of which a Borrower is a member.

Section  4.14 Hazardous Wastes, Substances and Petroleum Products.  As of the date of this Agreement,

(a) each Borrower (i) has received all material permits and filed all notifications necessary to carry on its respective business; and (ii) is in compliance in all material respects with all Environmental Control Statutes.

(b) no Borrower has given any written or oral notice to the Environmental Protection Agency (“EPA”) or any state or local agency with regard to any actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products or properties owned or leased by such Borrower or in connection with the conduct of its business and operations.

(c) no Borrower has received notice that it is potentially responsible for costs of clean-up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.

Section  4.15 Solvency.  As of the date of this Agreement, Borrowers, taken as a whole, and after receipt and application of the first Advance will be, solvent such that (a) the fair value of their assets (including without limitation the fair value of Borrowers’ Intangible Assets) is greater than the total amount of their liabilities, including without limitation, contingent liabilities, (b) the present fair value of their assets (including without limitation the fair value of their Intangible Assets) is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, and (c) they are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.  No Borrower intends to, or believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged.  For purposes of this Section 4.15, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability.

Section  4.16 Business Location.  As of the date of this Agreement, each Borrower’s address set forth on Schedule 4.16 attached hereto and made part hereof are the locations of such Borrower’s places of business and such addresses are the only locations where such Borrower keeps its records concerning the Collateral.

Section  4.17 Equity Interests.  As of the date of this Agreement, all of the issued and outstanding equity interests or other ownership interest of each Borrower is owned as described on Schedule 4.17 attached hereto and made part hereof, and all such ownership interests are fully paid and non-assessable.

Section  4.18 No Extension of Credit for Securities.  As of the date of this Agreement, no Borrower isengaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying or trading in any margin stocks or margin securities (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System) or other securities, and no part of the proceeds of the Loan hereunder has been or will be applied for the purpose of purchasing or carrying or trading in any such stock or securities or of refinancing any credit previously extended, or of extending credit to others, for the purpose of purchasing or carrying any such margin stock, margin securities or other securities in contravention of such Regulations.

Section 4.19                      Servicing Agreements.  As of the date of this Agreement, no Borrower has entered into any servicing agreement for the servicing of Receivables other than the Servicing Agreements.

Section 4.20                      Anti-Terrorism Laws.

(a)           No Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           No Borrower or any of its respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)           a Person with which Agent is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)           a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)           a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website; or

(vi)           a Person who is known to be affiliated or associated with a person or entity listed above.

(c)           No Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

ARTICLE 5

CONDITIONS TO LOAN

Section  5.1 Documents to be Delivered to Agent Prior to Effectiveness.  Prior to the effectiveness of this Agreement, Borrowers shall deliver or cause to be delivered to Agent (all documents to be in form and substance satisfactory to Agent in its sole and absolute discretion):

(a) Credit Documents.  This Agreement, the Notes and all other Credit Documents duly and properly executed by the parties thereto;

(b) Searches.  Uniform Commercial Code, tax and judgment searches against each Borrower in those offices and jurisdictions as Agent shall reasonably request which shall show that no financing statement, liens, or assignments or other filings have been filed or remain in effect against each Borrower or any Collateral except for Permitted Liens and those other Liens, financing statements, assignments or other filings with respect to which the secured party or existing lender (i) has delivered to Agent Uniform Commercial Code termination statements or other documentation evidencing the termination of its Liens and security interests in Collateral, (ii) has agreed in writing to release or terminate its Lien and security interest in Collateral upon receipt of proceeds of the Advances or (iii) has delivered a Subordination Agreement to Agent with respect to its Lien and security interest in the Collateral, all in a form and substance satisfactory to Agent in its sole discretion;

(c) Organizational Documents.  A copy of each Borrower’s and CompuCredit’s (i) organization documents, certified as of a recent date by such Person’s secretary (or other appropriate officer), and (ii) bylaws, partnership agreement or operating agreement, as applicable, certified as of a recent date by such Person’s secretary (or other appropriate officer); together with certificates of good standing existence or fact in such Person’s state of organization and in each jurisdiction in which such Person is qualified to do business, each dated within thirty (30) days from the date of this Agreement;

(d) Authorization Documents.  A certified copy of resolutions of each Borrower’s board of directors, members, managers or partners, as applicable, authorizing the execution, delivery and performance of the Notes, this Agreement and all other Credit Documents, the pledge of the Collateral to Agent as security for the Loan made hereunder and the borrowing evidenced by the Notes and designating the appropriate officers to execute and deliver the Credit Documents;

(e) Incumbency Certificates.  A certificate of each Borrower’s and CompuCredit’s secretary (or other appropriate officer) as to the incumbency and signatures of officers of such Person signing this Agreement, the Notes and other Credit Documents;

(f) Opinion of Counsel.  Agent shall have received a written opinion of Borrowers’ and CompuCredit’s counsel addressed to Agent and Lenders in form and substance satisfactory to Agent in its sole discretion;

(g) Officer’s Certificate.  A certificate, dated the date of this Agreement, signed by the President of each Borrower, to the effect that (i) all representations and warranties set forth in this Agreement are true and correct in all material respects and (ii) no Default or Event of Default hereunder has occurred;

(h) Availability Statement.  A completed Availability Statement;

(i) Financial Information.  A copy of each of the reports required pursuant to Sections 6.2(a) and 6.2(d) of this Agreement for the period most recently ended prior to the date hereof;

(j) Subordination Documents.  Copies of the documents, instruments and writings evidencing the Subordinated Debt;

(k) Insurance.  Evidence of insurance issued by a reputable carrier with respect to each Borrower’s fire, casualty, liability, and other insurance covering its Property, and any key owner/operator insurance;

(l) Data Tape.  A data tape submitted as of the most recent month end;

(m) Closing Agenda.  Such other documents, information and reports listed on the Closing Agenda; and

(n) Other Documents.  Such additional documents as Agent reasonably may request.

Section  5.2 Conditions to all Advances.  The obligation of Lenders to make each subsequent Advance hereunder pursuant to Section 2.1 is conditioned upon:

(a) Advance Requirements.  Borrowers’ satisfaction of each of the conditions specified in Sections 2.1 and 2.7;

(b) Event of Default or Default. The absence, after giving effect to such Advance and the receipt of the proceeds thereof and the retirement of any indebtedness then being retired out of the proceeds of such Advance, of any Default or Event of Default; and

(c) Advance Amount.  The aggregate amount of the requested Advance is not less than the lesser of Five Thousand Dollars ($5,000) or the unborrowed balance of the Borrowing Base and shall be in multiples of Five Thousand Dollars ($5,000).

ARTICLE 6

AFFIRMATIVE COVENANTS

In addition to the covenants contained in Article 3 and 4 of this Agreement relating to the Collateral, until all Obligations have been indefeasibly satisfied in full and the Commitments have expired or otherwise have been terminated, each Borrower covenants and agrees as follows:

Section  6.1 Place of Business and Books and Records.  Each Borrower will promptly advise Agent in writing of (a) the establishment of any new places of business by such Borrower and of the discontinuance of any existing places of business of such Borrower; (b) the creation of any new Subsidiaries and (c) the acquisition and or use of any trade name or trade style.

Section  6.2 Reporting Requirements.  Borrowers will deliver to Agent (which Agent will thereafter deliver to Lenders):

(a) within twenty (20) days after the end of each month, company prepared consolidated financial statements of Borrowers’ business for such previous month, consisting of a balance sheet, income statement, and schedules as of the end of such month, all in reasonable detail, prepared in accordance with GAAP consistently applied, subject to year-end adjustments, together with a covenant compliance certificate;

(b) within one hundred twenty (120) days after the close of each fiscal year, consolidated financial statements of Borrower Agent and its Subsidiaries for the fiscal year then ended consisting of a balance sheet, income statement, and statement of cash flow of Borrower Agent and its consolidated Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be audited and certified without qualification by an independent certified public accountant selected by Borrowers and acceptable to Agent and accompanied by the unqualified opinion of such accountant and an Annual Compliance Certificate; and cause Agent to be furnished at the time of completion thereof, a copy of any management letter for Borrowers prepared by such certified public accounting firm;

(c) within one hundred twenty (120) days after the close of each fiscal year, consolidated financial statements of CompuCredit for the fiscal year then ended consisting of a balance sheet, income statement, and statement of cash flow of CompuCredit and its consolidated Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be audited and certified without qualification by an independent certified public accountant selected by CompuCredit and reasonably acceptable to Agent (it being acknowledged by Agent that BDO is acceptable as of the date of this Agreement); and cause Agent to be furnished at the time of completion thereof, a copy of any management letter for CompuCredit prepared by such certified public accounting firm; provided as long as CompuCredit remains a public entity, timely filing with the SEC’s Edgar System shall constitute delivery in accordance with this Section 6.2(c) of this Agreement so long as so filed within such one hundred twenty (120) period;

(d) within twenty (20) days after the end of each month, for the month then ending, reports in form and substance satisfactory to Agent, setting forth an aging of Receivables, Schedule of Receivables and Assignment, an Availability Statement, static pool report, detailed dealer analysis and reserve report, detailed delinquency report books and records consisting of data tape information, repossession report, and also such other documentation and information reasonably requested by Agent promptly after request therefor by Agent; and

(e) promptly upon the request by Agent from time to time, reports prepared by Borrowers which detail income taxes with respect to the business of Borrowers which have paid as part of the consolidated income tax returns of CompuCredit filed with the Internal Revenue Service.

Section  6.3 Books and Records; Inspection.

(a) Books and Records.  Borrowers will keep accurate and complete Books and Records concerning the Receivables and all transactions with respect thereto consistent with sound business practices (including, without limitation, accurately account for insurance commissions) and will comply with Agent’s reasonable requirements, from time to time in effect, including those concerning the submission of reports on all items of Receivables including those which are deemed to be delinquent.  The form of delinquency reports, the frequency with which such reports shall be submitted to Agent and the standards for determining which Receivables transactions are deemed delinquent for this purpose, shall at all times be reasonably satisfactory to Agent.  On and after the date of this Agreement, Borrowers will begin to flag Receivables that they acquire that are deemed “Non-Conforming Collateral” by Borrowers’ Operations Counsel.  Borrowers shall use commercially reasonable efforts to ensure that all financial statements and other written information provided to Agent and Lenders pursuant to this Agreement is true, correct and complete in all material respects.

(b) Inspection.  Prior to an Event of Default, Agent shall have the right to, during regular business hours, with reasonable notice, at Borrowers’ sole cost and expense, to inspect, audit, and copy the Books and Records of Borrowers and inspect, audit and conduct appraisals of Receivables, provided Borrowers shall not be responsible for the costs and expenses of more than three inspections per calendar year and such cost and expense not to exceed in the aggregate Fifty Thousand Dollars ($50,000) per calendar year.  After an Event of Default, Agent shall have the right at any time and from time to time during regular business hours, at Borrowers’ sole cost and expense, to inspect, audit, and copy the Books and Records of Borrowers and inspect, audit and conduct appraisals of any Collateral.

Section  6.4 Financial Covenants.  At all times Borrowers shall, on a consolidated basis, maintain the following financial covenants:

(a) EBITDA Ratio. As of the end of each calendar month, an EBITDA Ratio of not less than 2.00 to 1.0.

(b) Senior Debt to Capital Base Ratio.  As of the end of each calendar month, a Senior Debt to Capital Base Ratio of not more than 3.00 to 1.0.

(c) Collateral Performance Indicator. As of the end of each calendar month, a Collateral Performance Indicator of less than or equal to Nineteen Percent (19%).

The determination of the financial covenants contained herein shall exclude any asset, liability, expense or income associated with Statement of Financial Accounting Standard No. 133.

Section  6.5 Compliance With Applicable Law.

(a) All Receivables shall comply in all material respects with all applicable federal, state and local laws, rules, regulations, proclamations, statutes, orders and interpretations at the time when Agent obtains any interest therein pursuant to this Agreement.

(b) Each Borrower shall comply in all material respects with all material local, state and federal laws and regulations applicable to its business including without limitation the Consumer Finance Laws, (including complying with privacy notice requirements under the Gramm-Leach-Bliley Act), Anti-Terrorism Laws, Environmental Control Statutes, and all material laws and regulations of the Local Authorities, and the provisions and requirements of all material franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by Borrowers; and notify Agent immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such material laws or regulations or under the terms of any of such material franchises or licenses, grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises or grants of authority.

(c) With respect to the Environmental Control Statutes, Borrowers shall notify Agent when, in connection with the conduct of Borrowers’ business or operations, any Person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Borrower or any Subsidiary with regard to an actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products; and notify Agent immediately (and in detail) upon the receipt by any Borrower of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with or perform, breach, violation or default under any such statutes or regulations or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a breach, violation or default.

Section  6.6 Notice of Default.  Borrowers will promptly notify Agent of the occurrence of any Default or Event of Default.

Section  6.7 Existence, Properties.  Borrowers will, consistent with Borrowers’ normal course of business (a) do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its existence and all material rights and franchises; (b) maintain, preserve and protect all material franchises, licenses and trade names and preserve all the remainder of its material property used or useful in the conduct of its business; and (c) maintain in effect insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as determined by Borrowers in their reasonable discretion and furnish to Agent from time to time, upon their request therefor, evidence of same.

Section  6.8 Payment of Indebtedness; Taxes.  Borrowers will (a) pay all of their indebtedness and obligations promptly and in accordance with normal terms; and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Borrowers shall not be required to pay and discharge or to cause to be paid and discharged any such indebtedness, tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrowers shall have set aside on their books adequate reserves (as may be required in accordance with GAAP) with respect to any such indebtedness, tax, assessment, charge, levy or claim, so contested.

Section  6.9 Notice Regarding Any Plan.  Borrowers shall furnish to Agent:

(a) as soon as possible, and in any event within ten (10) days after any senior officer of any Borrower knows or has reason to know that any Reportable Event has occurred with respect to any Plan maintained in whole or in part for the employees of such Borrower or any of its Subsidiaries, a statement of the President or Treasurer of such Borrower setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC; and

(b) promptly after receipt thereof, a copy of any notice which a Borrower may receive from the PBGC relating to the intention of a Borrower to terminate any Plan maintained in whole or in part for the benefit of employees of any Borrower or any of their Subsidiaries or to appoint a trustee to administer any such Plan.

Section  6.10 Other Information.  From time to time upon request of Agent, Borrowers will furnish to Agent, in a commercially reasonable time period, such additional information and reports regarding the Collateral and the operations, businesses, affairs, prospects and financial condition of Borrowers and their Subsidiaries as Agent may reasonably request.

Section  6.11 Litigation.  Borrowers will promptly notify Agent (a) of any litigation or action instituted or, to Borrowers’ knowledge, threatened in writing against any Borrower or any of their Subsidiaries in an amount of One Hundred Thousand Dollars ($100,000) or more as to any separate action or litigation instituted or threatened or in an aggregate amount of Two Hundred Thousand Dollars ($200,000) or more as to all actions or litigation instituted or threatened or entered and (b) of the entry of any judgment or lien against any property of Borrower, in an amount of One Hundred Thousand Dollars ($100,000) or more as to any separate judgment or lien entered or in an aggregate amount of Two Hundred Thousand Dollars ($200,000) or more as to all judgments or liens entered.

Section  6.12 Business Location, Legal Name and State of Organization.  Borrowers shall notify Agent: (a) at least thirty (30) days prior to: (i) any proposed change in a Borrower’s principal place of business, a Borrower’s legal name or a Borrower’s state of organization; (ii) any additional places of business of any Borrower or any Subsidiaries; (iii) the change in the names in which a Borrower or any Subsidiary conducts business at each such location; (iv) the change of a Borrower’s jurisdiction of organization; and (b) at least one (1) Business Day prior to any proposed change in or additional custodians under any Custodian Agreement (which change in or additional custodian shall be acceptable to Agent in its reasonable discretion).

Section  6.13 Operations.  Borrowers shall maintain satisfactory credit underwriting and operating standards, including, the completion of an adequate investigation of each obligor and a determination that the credit history and anticipated performance of such obligor is and will be satisfactory and meets the standards generally observed by prudent subprime indirect auto finance companies.

Section  6.14 Post Closing Covenants. On or before November ___, 2011, Borrowers shall deliver to Agent:

(a) a fully executed Acknowledgment and Waiver Agreements duly executed by the parties thereto for each location where Borrowers maintain Collateral;

(b) a fully executed Amended and Restated Sale and Servicing Agreement.

Section  6.15 Further Assurances.  Borrowers shall from time to time promptly execute and deliver to Agent such other documents and shall take such other action as may be reasonably requested by Agent in order to implement or effectuate the provisions of, or more fully perfect the rights granted or intended to be granted by Borrowers to Agent pursuant to the terms of this Agreement, the Notes or any other Credit Documents.

ARTICLE 7

NEGATIVE COVENANTS

Each Borrower covenants and agrees with Agent and Lenders that until all Obligations have been indefeasibly satisfied in full and the Commitments have expired or otherwise have been terminated, no Borrower will do any of the following without the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed):

Section  7.1 Payments to and Transactions with Affiliates.  (a) Make any loan, advance, extension of credit or payment to any Affiliate except for loans, advances, extensions of credit made by Borrowers in the ordinary course of business to Persons described in clause (iv) of the definition of Affiliate or (b) enter into any other transaction, including, without limitation, the purchase, sale, lease or exchange of property, or the rendering or any service, to or with any Affiliate or any equity holder, officer, or employee of any Borrower except for (x) payments to CompuCredit for documented allocated overhead costs in the ordinary course of business and in accordance with historic practice in amount not to exceed Twenty Five Thousand Dollars ($25,000) per calendar month, (y) Permitted Tax Distributions permitted pursuant to Section 7.2 of this Agreement and (z) other transactions with or services rendered to any Affiliate of a Borrower in the ordinary course of business and pursuant to the reasonable requirements of the business of such Affiliate and upon terms found by the board of directors of a Borrower to be fair and reasonable and no less favorable to a Borrower than such Borrower would obtain in a comparable arms’ length transaction with a Person not affiliated with or employed by a Borrower; provided, however, that Borrowers may in any event pay reasonable compensation to any such employee or officer in the ordinary course of Borrowers’ business consistent and commensurate with industry custom and practice for the services provided by such Person.

Section  7.2 Restricted Payments.  Make any Restricted Payment, except that (a) Borrower Agent may make Permitted Tax Distributions; (b) a Borrower may make Distributions to another Borrower in the ordinary course of business and (c) Borrowers may make regularly scheduled payments of principal and interest on the Subordinated Debt, as set forth in the applicable Subordination Agreement, so long as (x) no Default or Event of Default exists immediately prior to and after giving effect to the making of such payment and (y) at least ten (10) Business Days prior to any Permitted Tax Distribution, Borrowers deliver to Agent a report detailing the determination of the amount of the Permitted Tax Distribution (in form and substance reasonably acceptable to Agent).

Section  7.3 Indebtedness.  Borrow any monies or create any Debt except for Permitted Indebtedness.

Section  7.4 Guaranties.  Guaranty or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except to endorse checks or drafts in the ordinary course of business.

Section  7.5 Nature of Business.  Engage in any business other than the business in which such Borrower currently is engaged or incidental thereto or make any material change in the nature of the financings which such Borrower extends (including without limiting the generality of the foregoing, matters relating to size, type, term, nature and dollar amount); provided, however, Borrowers may engage in the business of originating non-real estate secured direct Consumer Purposes Loans in an amount for each such loan not to exceed Five Thousand Dollars ($5,000) (“Direct Consumer Loans”).  For the avoidance of doubt, to the extent that any Borrower provides servicing or management and administrative services, it shall be entitled to provide such services to Persons other than Borrowers without prior consent of Agent.

Section  7.6 Negative Pledge.  Assign, discount, pledge or grant a Lien in or encumber any Receivables or the Collateral other than the sale in the ordinary course of Borrowers’ business of (a) Receivables not constituting Eligible Receivables which have been charged-off, (b) Receivables not constituting Eligible Receivables for collection purposes, (c) Receivables purchased by a Borrower on a recourse basis which are sold to the original seller of such Receivable as a result of a repurchase event with respect thereto, (d) Receivables which are sold to the original seller of such Receivable as a result of a breach of a representation or warranty by such seller with respect thereto and (e) Equipment that is substantially worn, damaged, obsolete or surplus, so long as in each case described in clause (a), (b), (c), (d) or (e) no Default or Event of Default exists immediately prior to and after the consummation of such sale.

Section  7.7 Investments.  Make any investments in any other Person; or enter into any new business activities or ventures not related to such Borrower’s business existing as of the date of this Agreement; or create or form any Subsidiary.  For the avoidance of doubt, to the extent that any Borrower provides servicing or management and administrative services, it shall be entitled to provide such services to Persons other than Borrowers without prior consent of Agent.

Section  7.8 Mergers and Acquisitions.  Except as permitted pursuant to Section 7.12, acquire any assets or shares of stock of or other equity interest in any Person, or be a party to any consolidation or merger.

Section  7.9 Use of Proceeds.  Use the proceeds of any loan or advance made by Agent or Lenders hereunder for purposes other than as permitted pursuant to this Agreement.

Section  7.10 Ownership and Management.  Allow any Borrower to be (a) owned and/or controlled directly or indirectly by any Person other than equity holders as of the date of this Agreement or (b) managed by any Person other than Senior Management as of the date of this Agreement and replacements reasonably acceptable to Agent.

Section  7.11 Amendment to Subordinated Debt.  Amend or permit the amendment of the documents and instruments evidencing Subordinated Debt or make any prepayment on account of such Subordinated Debt which is not otherwise allowed to be made under the subordination provisions applicable to such Subordinated Debt (including the applicable Subordination Agreements).

ARTICLE 8

EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default under this Agreement:

Section  8.1 Failure to Make Payments.  The failure of Borrowers to make any payment of (a) interest under the Notes or this Agreement or any other payment hereunder or in respect of any other Obligation within ten (10) days of when due or (b) principal under the Notes or this Agreement of when due and such failure continues for a period of two (2) Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Borrower Agent by Agent.

Section  8.2 Information, Representations and Warranties.  Any financial statement, written information furnished or representation or warranty made or given by any Borrower herein or furnished in connection herewith shall be false, misleading or incorrect in any material respect the time made or deemed made or furnished; provided, however, Agent and Lenders agree and acknowledge that no Default or Event of Default shall occur under this Section 8.2 if Borrowers unintentionally without knowledge furnish a financial statement or other written information which is false, misleading or incorrect in any material respect and thereafter furnish a corrected financial statement or written information within five (5) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Borrower Agent by Agent.

Section  8.3 Covenants.  If Borrowers:

(a) except as set forth in (a) or (b) below, fail to perform or observe any covenant or other agreement contained in any Credit Document and such failure continues for a period of ten (10) Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Borrower Agent by Agent; or

(b) fail to perform or observe any covenant or other agreement contained in Section 7.2, Section 7.4, Section 7.7, Section 7.11 of this Agreement and such failure continues for a period of five (5) Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Borrower Agent by Agent; provided, however, Borrowers shall not be entitled to such five (5) Business Day cure period if Agent determines in its reasonable discretion that such failure is not curable; or

(c)           fail to perform or observe any covenant or other agreement contained in Section 6.4, Section 6.14, Section 7.3, Section 7.6, Section 7.8 or Section 7.10 of this Agreement.

Section  8.4 Collateral.  At any time after the grant to Agent for the benefit of Lenders of a security interest in or Lien upon any Collateral with an aggregate value in excess of Fifty Thousand Dollars ($50,000), Agent’s interest therein shall for any reason cease to be a valid and subsisting first priority Lien in favor of Agent and/or a valid and perfected first priority security interest in and to the Collateral purported to be covered thereby having the priority set forth therein.

Section  8.5 Defaults Under Other Agreements.  Any default by any Borrower under any agreement to which such Borrower is a party and with respect to which the amount claimed exceeds Fifty Thousand Dollars ($50,000), singly or in the aggregate and such default remains uncured for a period of ten (10) days after the earlier of (i) the date on which it shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Borrower Agent by Agent.

Section  8.6 Certain Events.  The occurrence of any of the following with respect to any Borrower or CompuCredit:

(a) Voluntary Proceedings.  It shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due as defined in the United States Bankruptcy Code, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing.

(b) Involuntary Proceeding.  A proceeding or case shall be commenced against it without its application or consent in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of it, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for it or of all or any substantial part of its assets, or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed or unstayed and in effect, in each case for a period of forty five (45) days, or an order for relief against it shall be entered in an involuntary case under the Bankruptcy Code.

(c) Reportable and Other Events.  (i) The occurrence of any Reportable Event which Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or for the appointment by the United States District Court of a trustee to administer any Plan; (ii) the institution by the PBGC of proceedings to terminate any Plan; or (iii) the failure of Borrower, or any Subsidiary to meet the minimum funding standards established in Section 412 of the Internal Revenue Code of 1986, as amended.

Section  8.7 Possession of Collateral.  A judgment creditor of any Borrower shall take possession or file proceedings to attempt to take possession of any of the Collateral with a value in excess of Fifty Thousand Dollars ($50,000) by any means (including without limitation, by levy, distraint, replevin, self-help, seizure or attachment) and such possession or proceeding continues for a period of ten (10) days after the earlier of (i) the date on which it shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Borrower Agent by Agent.

Section  8.8 CompuCredit.  CompuCredit shall repudiate, purport to revoke or fail to perform CompuCredit’s obligations under the CompuCredit Agreement.

Section  8.9 Credit Documents.  An event of default following the expiration of any cure period (however defined) shall occur under any Credit Document or under any other security agreement, guaranty, mortgage, deed of trust, assignment or other instrument or agreement securing or supporting any obligation of any Borrower under this Agreement or under the Notes.

Section  8.10 Hedging Agreements. Any default by Borrowers under any Hedging Agreement.

Section  8.11 Material Adverse Change.  A material adverse change in the business, operations, property (including the Collateral) or financial condition of any Borrower shall occur.

ARTICLE 9

REMEDIES OF AGENT AND WAIVER

Section  9.1 Agent’s Remedies.  Upon the occurrence of any Event of Default or Default, Agent may, or at the direction of Required Lenders shall, cease making Advances hereunder.  Upon the occurrence of an Event of Default, Agent may, or at the direction of Required Lenders shall, (i) immediately terminate the Commitments or (ii) declare the Obligations immediately due and payable without presentment, notice of dishonor, protest or further notice of any kind, all of which Borrowers hereby expressly waive.  Upon such occurrence and/or declaration, Agent shall have, in addition to the rights and remedies given to it by the Notes, this Agreement and the other Credit Documents, all the rights and remedies of a secured party as provided in the UCC (regardless of whether the Uniform Commercial Code has been adopted in the jurisdiction where such rights and remedies are asserted) and without limiting the generality of the foregoing, and without demand of performance and without other notice (except as specifically required by the Notes, this Agreement or the documents executed in connection herewith) or demand whatsoever to Borrowers, all of which are hereby expressly waived, Agent may, in addition to all the rights conferred upon it by law, exercise one or more of the following rights successively or concurrently: (a) to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process subject to applicable law, (b) to lawfully dispose of the whole or any part of the Receivables or any other Collateral, or any other Property, instrument or document pledged as security for any Obligation at public or private sale, without advertisement or demand upon Borrowers, or upon any obligor of Receivables, the Collateral, or any other security, the same being hereby waived, except to the extent otherwise required by law, with the right on the part of Agent or their respective nominees to become the purchaser thereof as provided by law absolutely freed and discharged from any equity of redemption, and all trusts and other claims whatsoever; (c) after deduction of all reasonable legal and other costs and expenses permitted by law, including attorneys’ fees, to apply the Collateral or all or any portion of proceeds thereof on account of, or to hold as a reserve against, all Obligations; and (d) to exercise any other rights and remedies available to it by law or agreement.  Any remainder of the proceeds after indefeasible satisfaction in full of the Obligations shall be distributed as required by applicable law.  Notice of any sale or disposition of Collateral shall be given to Borrowers at least ten (10) days before any intended public sale or the time after which any intended private sale or other disposition of the Collateral is to be made, which Borrowers agree shall be reasonable notice of such sale or other disposition.  Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 8.6(a) or (b) hereof, the Commitments shall immediately terminate and the Loan made pursuant to this Agreement and all other Obligations, together with all accrued interest, shall be immediately due and payable in full without presentment, demand, or protest or notice of any kind, all of which Borrowers hereby expressly waive.

Section  9.2 Waiver and Release by Borrowers.  To the extent permitted by applicable law, each Borrower: (a) waives (i) presentment and protest of the Notes and this Agreement or any Receivables held by Agent on which any Borrower is any way liable and (ii) notice and opportunity to be heard, after acceleration in the manner provided in Article 9 of this Agreement, before exercise by Agent of the remedies of self-help or set-off permitted by law or by any agreement with any Borrower, and except where required hereby or by law, notice of any other action taken by Agent; and (b) releases Agent, Lenders and their respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of Agent, Lenders or their respective officers, attorneys, agents and employees, except willful misconduct or gross negligence.

Section  9.3 No Waiver.  Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under the Notes or this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other further exercise of any right, power or privilege.

Section  9.4 Application of Proceeds.  Notwithstanding any other provisions of this Agreement or any other Credit Document to the contrary, following acceleration of the Obligations after the occurrence of an Event of Default, all amounts collected or received by Agent or any Lender on account of the Obligations (whether in an insolvency or bankruptcy case or proceeding or otherwise) or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all costs, fees, expenses, and other amounts owing to Agent, pursuant to Section 10.7, in connection with enforcing the rights of Agent and Lenders under the Credit Documents, any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of the Credit Documents;

SECOND, to payment of any costs, fees or expenses owed to Agent or to any WFPC Affiliate hereunder or under any other Credit Document;

THIRD, to the payment of all costs, fees, expenses of each of Lenders owing hereunder in connection with enforcing its rights under the Credit Documents;

FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to Lenders hereunder (excluding amounts relating to Bank Products);

FIFTH, to the payment of the outstanding principal amount of the Obligations (excluding amounts relating to Bank Products);

SIXTH to the payment of all liabilities and obligations now or hereafter arising from or in connection with respect to any Bank Products, any fees, premiums and scheduled periodic payments due with respect thereto and any interest accrued thereon;

SEVENTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through ‘SIXTH” above; and

EIGHTH, to the payment of the surplus, if any, to Borrowers unless Agent and Lenders are otherwise legally required to pay such surplus to another Person.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of Lenders shall receive an amount equal to its pro rata share (based on the proportion of its then outstanding Loans and Obligations outstanding of amounts available to be applied pursuant to clauses “THIRD,” “FOURTH,” “FIFTH,” “SIXTH” and “SEVENTH” above).

ARTICLE 10

MISCELLANEOUS

Section  10.1 Indemnification and Release Provisions.  Each Borrower hereby agrees to defend Agent, Lenders and their directors, officers, agents, employees and attorneys from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interests, judgments, costs, or expenses, including without limitation, reasonable fees and disbursements of attorneys, incurred by any of them arising out of or in connection with or by reason of this Agreement, the making of the Loan or any Collateral, or any other Credit Document, or related transaction, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Consumer Finance Laws or Environmental Control Statute or the application of any such statute to Borrowers’ properties or assets, other than such loss, damage cost or expense which has been caused by the gross negligence, bad faith or willful misconduct of the Agent or a  Lender.  Each Borrower hereby releases Agent, Lenders and their respective directors, officers, agents, employees and attorneys from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them, other than such loss, damage cost or expense which has been determined by a court of competent jurisdiction to have been caused by the gross negligence, bad faith or willful misconduct of the Agent or a Lender.  All obligations provided for in this Section 10.1 shall survive any termination of this Agreement or the Commitments and the repayment of the Loan.

Section  10.2 Amendments.

(a) Neither the amendment or waiver of any provision of this Agreement or any other Credit Document, nor the consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and Borrowers, or if Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall unless in writing and signed by all Lenders and Borrowers, do any of the following: (a) modify the definition of Maximum Principal Amount, (b) modify the Commitments of Lenders or subject Lenders to any additional obligations, (c) except as otherwise expressly provided in this Agreement, reduce or increase the interest on any Note, (d) postpone any date fixed for any payment in respect of principal of, or interest on, any Note or any fees hereunder, (e) change the percentage of the Commitments, or any minimum requirement necessary for Lenders or the Required Lenders to take any action hereunder, (f) amend or waive this Section 10.2, or change the definition of Required Lenders, (g) except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any Property of Borrowers permitted under this Agreement, release any Liens in favor of Lenders on any portion of the Collateral, (h) permit Borrowers to delegate, transfer or assign any of its, his or her obligations to any Lender, (i) release or compromise the obligations of Borrowers to any Lender, or (j) amend the definition of “Advance Rate” or “Borrowing Base” (or any defined term used in either such definition), or increase or decrease any advance rate, and, provided, further, that no amendment, waiver or consent affecting the rights or duties of Agent under any Credit Document shall in any event be effective, unless in writing and signed by Agent, as applicable, in addition to Lenders required hereinabove to take such action.  Notwithstanding any of the foregoing to the contrary, the consent of Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article 11 unless it affects the Borrower.  In addition, Borrowers and Lenders hereby authorize Agent to modify this Agreement by unilaterally amending or supplementing Schedule I from time to time in the manner requested by Borrowers, Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that Agent shall promptly deliver a copy of any such modification to Borrowers and each Lender.  Without regard to any other provision hereof, if any Lender (for such purpose, a “Dissenting Lender”) dissents to any action Agent desires to take requiring either the unanimous consent of Lenders or the consent of Required Lenders or fails to respond to Agent within five (5) Business Days of Agent’s request for a consent, either Borrowers (if no Event of Default or Default is outstanding and with the prior written consent of Agent, in its sole and absolute discretion) or Agent may compel such Dissenting Lender to assign its entire Commitment (either to one or more existing Lenders or other financial institution(s) who is to become a Lender pursuant to the terms hereof) so long as (i) such Dissenting Lender receives written notice of such intended assignment (and the proposed effective date thereof) within one hundred twenty (120) days of its providing its dissent to Agent or such Dissenting Lender failing to respond to Agent within the required five (5) Business Day period and the effective date of such intended assignment is not later than ten (10) days thereafter and (ii) the Dissenting Lender receives full payment on the effective date of such assignment of its entire portion of the outstanding Obligations, with accrued interest and unpaid fees to such date (but excluding any otherwise applicable early termination fee under Section 2.8(a) hereof).

(b) Notwithstanding anything contained in clause (a) above, any other provision of this Agreement or whether there exists a Default or Event of Default, Agent may at its discretion and without the consent of Required Lenders, voluntarily permit the outstanding Advances at any time to exceed the Borrowing Base by up to Five Percent (5.0%) of the Borrowing Base, but in no event in excess of the Maximum Principal Amount (the “Out of Formula Loans”).

(c)  If Agent is willing in its sole and absolute discretion to permit such Out of Formula Loans, such Out of Formula Loans shall be payable on demand and shall bear interest at Two and a Half Percent (2.50%) per annum above the rate otherwise applicable to the Advances; provided, however, that, if Agent, on behalf of Lenders, permits Out of Formula Loans (and thereafter continues to make, on behalf of Lenders, Advances under such conditions), neither Agent nor Lenders shall be deemed to have changed the limits contained in Section 2.1.

Section  10.3 APPLICABLE LAW.  THIS AGREEMENT AND ALL DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF IOWA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA.

Section  10.4 Notices.  All communications provided for hereunder shall be in writing and shall be deemed to have been delivered, if delivered in person, or sent by certified mail, postage pre-paid, return receipt requested, by reliable overnight courier or by facsimile, as follows:

If to Agent:

Wells Fargo Preferred Capital, Inc.
800 Walnut Street
Des Moines, Iowa 50309
Attn:           Mr. Casey P. Johnson, Senior Vice President
Facsimile: (515) 557-5035

With a copy to:

Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania  19103
Attn: Kevin J. Baum, Esquire
Facsimile: (215) 832-5612

If to Borrowers:

CAR Financial Services, Inc.
Five Concourse Parkway, Suite 400
Atlanta, Georgia 30328
Attn: Mr. Richard C. Potter, President and Chief Executive Officer
Facsimile: (678)-593-1385

With a copy to:

CompuCredit Holdings Corporation
Five Concourse Parkway
Atlanta, Georgia 30328
Attn: Rohit Kirpalani, General Counsel
Facsimile: (770) 870-5110

CAR Financial Services, Inc.
59 Skyline Drive
Lake Mary, Florida 32746
Attn: Rick Loftsgard, General Counsel
Facsimile: (877) 866-3183

If to any Lender:

To the address set forth on Schedule I

or to such other address as any party shall specify to the other party in writing in accordance with this Section 10.4.

Section  10.5 Termination and Release.  This Agreement shall not terminate until all amounts due under the Notes, this Agreement and any other Credit Document and other Obligations, together with all interest and costs due, shall have been indefeasibly paid in full and the Commitments have expired or otherwise have been terminated.  Upon such termination and payment of amounts owing under this Agreement, the Collateral securing the Loan, the Notes, this Agreement and the other Obligations shall be released from the provisions of this Agreement and any right, title and interest of Agent in or to the same shall cease.  Thereafter, Agent agrees to deliver to Borrowers such documents as Borrowers are required to release of record any security interest or lien of Agent in the Collateral.

Section  10.6 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Signature by facsimile or electronic transmission shall bind the parties hereto.

Section  10.7 Costs, Expenses and Taxes.  Borrowers agree to pay promptly upon demand reasonable legal fees and out-of-pocket expenses of Agent related to the preparation, negotiation, documentation, execution, filing or delivery of this Agreement or any other Credit Document and any and all waivers, amendments or modifications of any of the Credit Documents or any of the terms and provisions thereof and any and all audits and required inspections permitted under this Agreement or any other Credit Documents.  Borrowers shall also pay promptly upon demand therefore all fees (including without limitation, legal fees and expenses), costs and other expenses incurred in connection with collection of the Loan, the maintenance or preservation of the security interest in the Collateral, the sale, disposition or other realization on the Collateral, or the enforcement of Agent’s and Lenders’ rights hereunder or under any Credit Document, including, without limitation, such fees, costs and expenses incurred by Agent which Agent, in its reasonable business judgment, deems reasonably necessary to preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof.  In addition, Borrowers shall also pay any and all stamp and other taxes or filing fees payable or determined to be payable in connection with the execution and delivery of the Notes and this Agreement, the Collateral and other documents to be delivered hereunder, and Borrowers agree to save Agent and Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in payment or omission to pay such taxes.

Section  10.8 Participations and Assignments.

(a) This Agreement shall bind and inure to the benefit of each signatory, its successors and assigns; provided, however that, Borrowers shall not have the right to assign or delegate their obligations and duties under this Agreement or any other Credit Documents or any interest therein except with the prior written consent of Agent and Lenders.

(b) Notwithstanding subsection (c) of this Section 10.8, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) granting assignments or participations in such Lender’s Loans hereunder to its parent and/or to any affiliate of such Lender or to any existing Lender or affiliate thereof.  Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.

(c) Each Lender may, with the prior written consent of Agent and (if no Default or Event of Default is outstanding) with the prior written consent of Borrowers, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Notes.  In connection with each assignment: (i) the parties thereto shall execute and deliver to Agent, for its acceptance (if properly completed and executed in accordance with the terms hereof) and recording in its books and records, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500) to be paid by the assignee, and (ii) no such assignment shall be for less than Twenty Million Dollars ($20,000,000) or, if less, the entire remaining Commitment of such Lender, each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of both the Commitment of such Lender and all Loans of such Lender.  Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (“Acceptance Date”), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 10.1 which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d) Within five (5) Business Days after demand by Agent, Borrowers shall execute and deliver to Agent in exchange for any surrendered Note or Notes (which the assigning Lender agrees to promptly deliver to Borrowers) a new Note or Notes to the order of the assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall re-evidence the indebtedness outstanding under the old Notes or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

(e) Each Lender may, with the prior written consent of Agent, but without the consent of any other Lender or Borrowers, sell participations to one or more parties (a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided that if such Lender obtains the consents required under this clause (e) then (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the Participant shall have rights to approve any amendment or waiver of this Agreement.

(f) Each Lender agrees that, without the prior written consent of Borrowers and Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Advance, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

(g) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, Agent or such Lender may, but only after acquiring applicable confidentiality agreements customarily used by Agent or such Lender (each a “Confidentiality Agreement”), disclose any information in its possession regarding Borrowers, their finances and/or Property; provided, however, if no Default or Event of Default is outstanding, each such Confidentiality Agreement shall be in form and substance reasonably acceptable to Borrowers.  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

Section  10.9 Effectiveness of Agreement.  Anything to the contrary in this Agreement notwithstanding, the provisions hereof shall not be effective until this Agreement is: (a) duly executed, and delivered by authorized officers of Borrowers to Agent; and (b) duly signed by an authorized officer of Agent.

Section  10.10 JURISDICTION AND VENUE.  IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN POLK COUNTY, IOWA AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY.

Section  10.11 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT AND LENDERS TO ENTER INTO THIS AGREEMENT.

Section  10.12 REVIEW BY COUNSEL.  BORROWERS ACKNOWLEDGE THAT THEY HAVE HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTIONS 10.10 AND 10.11 HEREOF, AND FURTHER ACKNOWLEDGE THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURISDICTION AND VENUE OBJECTION AND JURY TRIAL HAVE BEEN FULLY EXPLAINED TO BORROWERS BY THEIR COUNSEL.

Section  10.13 Exchanging Information.

(a) Each of the parties hereto hereby agrees that it will not disclose the contents of this Agreement or any other Proprietary Information or confidential information of or with respect to the Receivables or the parties hereto; except that each such party and its officers and employees may (i) disclose such information to its potential assignees and participants in accordance with Section 10.8(g) of this Agreement and accountants, attorneys, investors, potential investors and the agents of such Persons (“Excepted Persons”), and as required by an applicable law or order of any judicial or administrative proceeding or regulatory examination, and (ii) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving this Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with this Agreement; provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the parties hereto that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, Borrowers and their Affiliates.  It is understood that the financial terms that may not be disclosed except in compliance with this Section 10.13 are: all fees and other pricing terms, and all provisions relating to Events of Default.  Agent and Lenders hereto further agree that, notwithstanding anything else contained herein, they will not disclose any Proprietary Information to any potential Lender or agent who may be reasonably be considered to be a competitor of Servicer, without the prior written consent of the Servicer.

(b) Notwithstanding anything herein to the contrary, each party (and each employee, representative or other agent of each party) hereto may disclose to any and all persons, without limitation of any kind, any information with respect to the United States federal income “tax treatment” and “tax structure” of the transactions contemplated hereby (including opinions or other tax analyses) that are provided to such parties (or their representatives) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section  10.14 Patriot Act Notice.  Agent hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies Borrowers, including their legal names, address, tax ID numbers and other information that will allow Agent and Lenders to identify Borrowers in accordance with the Patriot Act.  Agent and Lenders will also require information regarding CompuCredit and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

Section  10.15 Acknowledgment of Receipt.  Each Borrower acknowledges receipt of a copy of this Agreement, the Notes, each Credit Document and each other document and agreement executed by Borrowers in connection with the Agreement or the Obligations.

Section  10.16 Advertisement.  Each Lender and each Borrower hereby authorizes Agent to publish the name of such Lender and Borrower, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the title and role of each party to this Agreement and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Agent elects to submit for publication (“Press Release”).  With respect to any of the foregoing, Agent shall provide Lenders and Borrowers with an opportunity to review and confer with Agent regarding the contents of any Press Release prior to its submission for publication.

ARTICLE 11

AGENT

Section  11.1 Appointment of Agent.

           (a)           Each Lender hereby designates Wells Fargo Preferred Capital, Inc. as Agent to act as herein specified.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note or participation, shall be deemed irrevocably to authorize Agent to take such action on its behalf under the provisions of this Agreement and the Notes and any other Credit Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Agent shall hold all Collateral and all payments of principal, interest, fees (other than any fees payable solely for the account of Agent), charges and expenses received pursuant to this Agreement or any other Credit Document for the ratable benefit of Lenders except as otherwise provided herein.  Agent may perform any of its duties hereunder by or through its agents or employees.

(b)           The provisions of this Article 11 are solely for the benefit of Agent and Lenders, and Borrowers shall not have any rights as a third party beneficiary of any of the provisions hereof (except for the applicable provision of Section 11.9(a)).  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers.

Section  11.2 Nature of Duties of Agent.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement.  Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct.  The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

Section  11.3 Lack of Reliance on Agent.

(a) Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrowers in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrowers, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of Advances or at any time or times thereafter.  In addition to the foregoing, Agent agrees to provide summary reports to Lenders in connection with inspections and audits performed under Section 6.3 for informational purposes only and Agent shall not be responsible for the accuracy of any information contained therein.

(b) Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, the Notes, the Credit Documents or the financial or other condition of Borrowers.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes, or the financial condition of Borrowers, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

Section  11.4 Certain Rights of Agent.  Without limiting Agent’s rights and discretion under any provision hereof, Agent shall have the right to request instructions from the Required Lenders or, as required, each of Lenders.  If Agent shall request instructions from the Required Lenders or each of Lenders, as the case may be, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders or each of Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or each of Lenders, as the case may be.

Section  11.5 Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, facsimile, telex teletype or telecopier message, e-mail or other electronic transmission, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person.  Agent may consult with legal counsel (including counsel for Borrowers with respect to matters concerning Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section  11.6 Indemnification of Agent.  To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent, in proportion to its respective Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct.

Section  11.7 Agent in its Individual Capacity.  With respect to its obligation to lend under this Agreement, the Advances made by it and the Notes issued to it and all of its rights and obligations as a Lender hereunder and under other Credit Documents, Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity.  Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers or any Affiliate of Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same with Lenders.

Section  11.8 Holders of Notes.  Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section  11.9 Successor Agent.

(a) Agent may, upon five (5) Business Days notice to Lenders and Borrowers, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 11.9(a)) by giving written notice thereof to Lenders and Borrowers.  Upon any such resignation, the Required Lenders shall have the right, upon five (5) days notice, to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000); provided, however, that Required Lenders may, upon five (5) days notice, replace any such successor Agent appointed by a retiring Agent.

(b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  In the event Agent or its assets are taken over by any state or federal agency having jurisdiction over Agent or its assets, a majority of the Lenders other than Agent may appoint a successor to Agent.

Section  11.10 Collateral Matters.

(a) Each Lender authorizes and directs Agent to accept the other Credit Documents for the benefit of Lenders.  Agent is hereby authorized, on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action, in its sole discretion, with respect to any Collateral or Credit Document which may be necessary or appropriate to perfect and maintain perfected or enforce the Liens upon the Collateral granted pursuant to this Agreement.

(b) Lenders hereby authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Commitments and payment in immediately available funds and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby (other than contingent indemnification obligations), (ii) constituting Property being sold or disposed of upon receipt of the proceeds of such sale by Agent if the sale or disposition is permitted under this Agreement or any other Credit Document or is made by Agent in the enforcement of its rights hereunder following the occurrence of an Event of Default or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all Lenders hereunder; provided, however, that Agent may, in its discretion, upon request by Borrowers, release Agent’s Liens on Collateral value in the aggregate not in excess of Five Million Dollars ($5,000,000) during any one year period without the prior written approval or authorization of any of the other Lenders.  Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10(b).

(c) Agent shall have no obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is in the possession of a custodian pursuant to the Custodian Agreement or is owned by Borrowers or is cared for, protected or insured or that the Liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 11.10 or in any of the Credit Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

Section  11.11 Delivery of Information.  Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, agreements, notices, communications or other information received by Agent from Borrowers, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as requested from time to time in writing by any Lender with respect to documents, instruments, notices or other written communications from Borrowers received by and in the possession of Agent.

Section  11.12 Defaults.  Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the Loan to the extent the same is required to be paid to Agent for the account of Lenders) unless Agent has actual knowledge thereof or has received notice from a Lender or Borrowers specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  In the event that Agent has such knowledge of or receives such a notice of the occurrence of a Default or Event of Default, Agent shall give prompt notice thereof to Lenders.  Agent shall (subject to Article 9) take such action with respect to such Default or Event of Default or refrain from taking such action, with respect to such Default or Event of Default as Agent shall deem advisable in the best interest of Lenders and shall, without limiting Agent’s rights or discretion under this Agreement, use reasonable efforts under the circumstances to consult with Lenders before taking any material enforcement action; and provided further that Agent shall not be required to take any such action which it determines to be contrary to law.

ARTICLE 12

INTER-BORROWER PROVISIONS

Section  12.1 Certain Borrower Acknowledgments and Agreements.

(a) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive this credit facility on favorable terms granted by this Agreement and other Credit Documents which would not have been available to an individual Borrower acting alone.  Each Borrower has determined that it is in its best interest to procure this credit facility which each Borrower may utilize directly and which receive the credit support of the other Borrowers as contemplated by this Agreement and the other Credit Documents.

(b) Agents and Lenders have advised Borrowers that they are unwilling to enter into this Agreement and the other Credit Documents and make available this credit facility extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Credit Documents.  Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Agents and Lenders to extend credit pursuant to this Agreement and the other Credit Documents executed in connection herewith (i) because of the desirability to each Borrower of this credit facility, the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c) Borrower Agent (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section 12.  Borrower Agent shall make copies of such records available to Agents, upon request.

Section  12.2 Maximum Amount of Joint and Several Liability.  To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Credit Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the other Credit Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Credit Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 12.2 were not a part of this Agreement.

Section  12.3 Authorization of Borrower Agent by Borrowers:

(a) Each Borrower hereby irrevocably authorizes Borrower Agent to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of such Borrower under and with respect to any Credit Document and each Borrower shall be bound thereby.  This authorization is coupled with an interest and shall be irrevocable, and Agents may rely on any notice, request, information supplied by Borrower Agent, every document executed by Borrower Agent in respect of Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers.  Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

(b) Borrowers acknowledge that the credit facility provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from all Advances hereunder.

[SIGNATURES ON FOLLOWING PAGE(S)]

IMPORTANT: READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

Dated the date and year first set forth above.

BORROWERS:	CARS ACQUISITION LLC By: /s/Richard C. Potter Name: Richard C. Potter Title: Manager
CAR FINANCIAL SERVICES, INC. By: /s/Richard C. Potter Name: Richard C. Potter Title: President
CAR FUNDING II, INC. By: /s/Jay Putnam Name: Jay Putnam Title: Vice President
CONSUMER AUTO RECEIVABLES SERVICING, LLC By: /s/Marguerite Blatz Name: Marguerite Blatz Title: Secretary

AGENT AND LENDER:	WELLS FARGO PREFERRED CAPITAL, INC. By: /s/Casey P. Johnson Casey P. Johnson, Senior Vice President

EXHIBITS

Exhibit A:                      Form of Annual Compliance Certificate
Exhibit B:                      Form of Availability Statement
Exhibit C:                      Form of Request for Advance

SCHEDULES

Schedule I:                      Lenders
Schedule II:                      Permitted Indebtedness
Schedule III:                      Permitted Liens
Schedule IV:                      Servicing Agreements
Schedule V:                      Advance Rate/Applicable Margin
Schedule 4.2:                      Organization and Good Standing
Schedule 4.7:                      Litigation
Schedule 4.12:                                Investments
Schedule 4.16:                                Business Locations
Schedule 4.17:                                Equity Interests

Exhibit A

Form of Annual Compliance Certificate

In connection with that certain Loan and Security Agreement dated as of October ___, 2011 by and among ________________________ (“Borrower”), WELLS FARGO PREFERRED CAPITAL, INC., as agent for Lenders (“Agent”), and the financial institutions from time to time party thereto and the other agreements and documents executed and delivered by Borrower to Agent in connection therewith, as the same may have been amended from time to time (collectively, the “Loan Agreement”), the undersigned hereby certify, represent and warrant to the Agent, the truth, accuracy and completeness of the following statements as of the date set opposite the signatures below:

Borrower remains in compliance with all financial covenants and other covenants contained in the Loan Agreement as of the date hereof; all representations and warranties contained in the Loan Agreement are or were true, accurate and complete in all material respects as of the date specified therein; and no event has occurred as of the date hereof that constitutes, or, with the passage of time or the giving of notice, or both, would constitute, a Default or an Event of Default under the Loan Agreement.

Other than Non-Material Violations (as defined below), Borrowers are in compliance with, and have appropriate internal control processes, policies and procedures in place to remain in compliance with, all federal, state and local laws, rules and regulations (“Laws and Regulations”) applicable to (i) the transactions contemplated in the Loan Agreement and (ii) the extension of consumer credit, and the creation of a security interest in personal property in connection therewith, and laws with respect to protection of consumers’ interests in connection with such transactions, including without limitation, any usury laws, any privacy laws, the Credit Card Accountability, Responsibility and Disclosure Act of 2009, the Federal Consumer Credit Protection Act, the Federal Fair Credit Reporting Act, RESPA, the Magnuson-Moss Warranty Act, the Gramm-Leach-Bliley Act, the Federal Trade Commission’s Rules and Regulations and Regulations B and Z of the Federal Reserve Board, as any of the foregoing may be amended from time to time.  The term “Non-Material Violations” as used above means violations of Laws and Regulations by Borrower that would not, either presently or with the passage of time, and either individually or in the aggregate, (i) have a material adverse effect on Borrower’s financial condition or business taken as a whole or (ii) materially and adversely affect the condition or value of the Collateral (as defined in the Loan Agreement) or the enforceability of material contracts and Receivables (as defined in the Loan Agreement) in any material respect.

Each of the undersigned is the President or Chief Executive Officer of one or more Borrowers, as applicable, and, as such, the undersigned have the full power and authority to execute and deliver this Certificate to Agent.  The undersigned do hereby in their capacity as officers of the Borrowers verify that the statements made herein are true, correct and complete in every respect, and the undersigned understand that the failure of any statement made herein to be true, correct or complete in any material respect will constitute an Event of Default (however the same may be designated) under the Loan Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the date written below.

Date: __________________	_______________________________ By: ________________________________ Name: ________________________________ Title: ________________________________

Exhibit B

Form of Availability Statement

AVAILABILITY STATEMENT (parts I, II, III, IV, V, VI)

CAR Financial Services
Commitment Amount:	$ 40,000,000
Reporting Period Ending:

Part I: Availability Calculation		Principal Receivables	Net Receivables

1) Gross Receivables Beginning of Period (Line 4 of previous Availability Statement)			$ -

2) Add Volume During Period:	(A) Cash Advanced
(B) Discounts Charged
(C) Reserves Withheld
(D) Miscellaneous
	Total Volume	$ -

3) Less Liquidation During Period:	(A) Collections
(B) Charge-offs
(C) Dealer Repurchases
(D) Assets Sold
(E) Payments from Reserve
	Total Liquidation	$ -

4) Gross Receivables End of Period (Total of Lines 1 plus 2 minus Line 3)		$ -	$ -
5) Plus:	(A) Accrued Interest / Fees		-

6) Less:	(A) Unearned Interest
	(B) Unearned Insurance Revenue	$ -	$ -
(C) Unearned Dealer Discounts
(D) Dealer Reserves
(E) Other

7) Total Principal / Net Receivables (Line 4 plus Line 5 less Line 6)		$ -	$ -

8) Ineligible Receivables (from Part V)

9) Total Eligible Receivables (Line 7 less Line 8)		$ -	$ -

10) Advance Rate, subject to the CPI		65%	85%

11) Total Cash Availability (line 9 x line 10), lesser of Principal or Net		$ -	$ -

12) Amount Owing to WFPC at End of Period

13) Additional Cash Available End of Period (Excess Availability)
(Subtract Line 12 from Line 11. If Line 11 exceeds Commitment amount, subtract line 12 from Commitment)			$ -

Part II: Adjusted Tangible Net Worth and Capital Base Calculations
1. Total Equity:

a) Less any Other Comprehensive Gain / Plus any Other Comprehensive Loss:		$ -

b) Less Intangibles (goodwill, patents, trademarks, trade names, organizational expense,
treasury stock, unamortized debt issuance costs, deferred charges, and other like intangibles):	12/31/2011	$ -

c) Less Investments in and loans to shareholders, directors, employees & subsidiaries:		$ -

d) Less Net Receivables 180 or more days contractually delinquent:		$ -

e) Less Loss Reserve Shortfall, if any:		$ -

2. Adjusted Tangible Net Worth (Line 1 less Lines 1a through 1e):			$ -

3. Subordinated Debt as defined in the Finance Agreement (attach schedule, as requested):			$ -

4 . Capital Base (Line 2 + 3):			$ -

5. Senior Debt	(Total Liabilities less Subordinated Debt)

Part III: Covenant Compliance and Reserve Adequacy
A. Covenant Compliance
1. EBITDA Ratio for the most recent 12 months ended to be maintained at no less than 2.00x:

2. Senior Debt to Capital Base Ratio, as defined in the Finance Agreement, to be maintained at no greater than 3.00x:

3. Collateral Performance Indicator ("CPI") to be maintained at no greater than 19%:		Rolling 3-Month 61+ Delinquency %
Rolling Charge-off %
Dealer Reserves Less Than 15%
CPI
B. Reserve Adequacy
1. Loss Reserves, inclusive of unearned discounts and dealer reserves, to be maintained at no less than the greater of:

a) 25% of Principal Receivables		$ -

b) the Principal Balance of outstanding Receivables multiplied by the rolling 12 month ratio
of net charge-offs of Principal Balances to the average Principal Balance of Receivables		$ -
outstanding during such 12 month period

c) an amount pursuant to the recommendation of the independent certified public accountant associated
with the external accounting firm that audits the Borrower's financial statements		$ -

LOSS RESERVES REQUIRED			$ -

ACTUAL LOSS RESERVES
Unearned Dealer Discounts:		$ -
	Dealer Reserves:	$ -
Allowance for Loan Loss:
Total Loss Reserves:

Part IV: SCHEDULE OF CERTAIN INELIGIBLES
		Principal Receivables	Net Receivables

1. Accounts 61 or more days contractually past due:
2. Accounts to employees, affiliates or shareholders
3. Accounts subject to bankruptcy or legal proceedings
4. Accounts that have been structured or otherwise modified
5. Accounts with remaining terms in excess of 36 months, exclusive of payment streams (PIPP/DEAL)
6. Accounts that represent payment streams (PIPP/DEAL) with terms in excess of 18 months
7. Accounts originated from any group of related dealerships in excess of 10% of total receivables
8. Accounts where only interest payments are due
9. Accounts with contractual balloon payments greater than 200% of the contractual payment
10. Accounts that represent a deficiency balance
11. Accounts originated in bulk acquisition or floorplan without a vehicle title received within 120 days
12. Accounts originated at the point of sale without a vehicle title/lien receipt 60 days after funding
13. Accounts for which the underlying collateral has been repossessed or remains out for repossession
14. Accounts that have been extended more than Eligible Receivables allows within Loan Agreement
15. Accounts that are serviced by third party in excess of 10% of gross receivables
16. Accounts that have yet to be funded to the dealer
17. Floorplan receivables in excess of the lesser of 5% of gross receivables of $2,000,000
18. Accounts originated at the point of sale that exceed 10% of total receivables
19. Accounts purchased in bulk that are in excess of $2MM without WFPC written approval
20. Accounts originated on or after the loan agreement date which are Non-Conforming Collateral
21. Accounts that are Direct Consumer Loans
22. Accounts, which in WFPC’s reasonable discretion, do not constitute acceptable collateral

TOTAL NET INELIGIBLE RECEIVABLES

Part V: CERTIFICATE OF BORROWER
The undersigned Borrower certifies that:
A. The information set forth on this Availability Statement is true and correct in all material respects (unless in such case it is qualified by materiality, in which case in all respects)
B. The Representations and Warranties made in the Loan & Security Agreement between the Borrower and
Wells Fargo Preferred Capital, Inc. are true and correct in all material respects as of the date hereof (unless in such case it is qualified by materiality, in which case in all respects), other than any representation or warranty that expressly speaks only as of a different date
C. No Default or Event of Default under the Loan and Security Agreement exists as of the date hereof.

Date: _______________________________		By: ____________________________________________
CAR Financial Officer

Exhibit C

Form of Request for Advance

To:           Wells Fargo Preferred Capital, Inc.
800 Walnut Street
Des Moines, Iowa 50309

Re:           Loan and Security Agreement (as amended from time to time, “Loan Agreement”), dated as of October ____, 2011 by and among __________________ (“Borrower”), Wells Fargo Preferred Capital, Inc., as agent for Lenders (“Agent”), and the financial institutions from time to time party thereto (“Lenders”).

Date of Request:  ________ __, 20__

This Advance Request is delivered pursuant to the Loan Agreement.  All terms defined in the Loan Agreement shall have the same meaning herein, except as expressly defined in this Request for Advance or as set forth in the Availability Statement.

I.	Loan Availability from line ___ of the most recent Availability Statement provided to Agent
II.	All Loan principal repayments since most recent Availability Statement
III.	All Advances since most recent Availability Statement
IV.	Request for Advance
V.	Availability after Request for Advance (I. plus II. minus III. minus IV.)
VI.	Receiving account number for wire transaction

Borrower hereby certifies that:

a)	Upon making the Advance, the principal balance of the outstanding Advances made by Agent shall be equal to or less than the lesser of (i) the Maximum Principal Amount or (ii) the Borrowing Base;
b)	The representations and warranties made in the Loan Agreement are true and correct in all material respects as of the date of this Request for Advance;
c)	No Event of Default or a Default has occurred and is continuing or would be caused by the Advance requested;
d)	Borrower confirms Borrower’s compliance with Sections 2.1 and 2.7 of the Loan Agreement both immediately prior to and after the Advance requested;
e)
There has been no material adverse change in the financial condition, operations or business of Borrower since the date of the financial statements most recently delivered to Agent pursuant to Section 6.2 of the Loan Agreement.

Signature of officer authorized by Borrower to request Advance:	_____________________________________ Name: Title:

SCHEDULE I

Commitments

Lender	Commitment Percentage

Wells Fargo Preferred Capital, Inc. 800 Walnut Street Des Moines, Iowa 50309 Attn: Mr. Casey P. Johnson, Senior Vice President Facsimile: (515) 557-5035	100%

SCHEDULE II

Permitted Indebtedness

None.

SCHEDULE III

Permitted Liens

None.

SCHEDULE IV

Servicing Agreements

None.

SCHEDULE V

ADVANCE RATE

It being acknowledged that as of the date hereof, the Principal Advance Rate is 65% and the Net Advance Rate is 85%):

Collateral Performance Indicator		Net Advance Rate
< 11%	65%	85%
>11% & < 13%	64%	84%
>13% & <15%	63%	83%
>15% & <17%	62%	82%
>17%	60%	80%

APPLICABLE MARGIN

4.00%

SCHEDULE 4.7 LITIGATION

1.	In the Superior Court of the State of Arizona in and for the County of Maricopa
CASE#: CV2010-080557-Ziaph Capital Group, Inc. and Dimah Auto Ventures, Inc. vs. Car Financial Services, Inc.  Filed November 10, 2010.
Claim: Breach of contract, breach of duty of good faith & declaratory judgment.
Answer, Counterclaim and Third Party Complaint filed by CAR.
Case set to go on inactive schedule.
Estimated maximum exposure: $100,000.00.

SCHEDULE 4.12

CompuCredit Holdings Corporation
CompuCredit Corporation
ACC Funding Two, Inc.
ACC Holding, LLC
ACC Master Holdings, LLC
Access Financing, LLC
Bluestem Holdings, LLC
Cahaba Energy, LLC
CAR Financial Services, Inc.
CAR Funding II, Inc.
Card Services, Inc.
CARDS Credit Services, LLC
CARDS, LLC
CARS Acquisition, LLC
CCRT International Holdings B.V.
CCRT International Holdings II B.V.
CCUK Holdings Limited
CFC, LLC
Chestnut Ventures Holdings Corporation
Chestnut Ventures, LLC
CL Holdings, LLC
CompuCredit Acquisition Corporation
CompuCredit Acquisition Corporation III
CompuCredit Funding Corp.
CompuCredit Funding Corp. III
CompuCredit Intellectual Property Holdings Corp. II
CompuCredit International Acquisition Corporation
CompuCredit International Servicing, LLC
CompuCredit Reinsurance Ltd.
CompuCredit Services Corporation
CompuCredit UK Limited
Conductor, LLC
Consumer Auto Receivables Servicing, LLC
Creditlogistics India Private Limited
Creditlogistics, LLC
CSC Acquisition, LLC
Dakota Funding, LLC
Direct MicroLending, LLC
Direct MicroLoans, LLC
Domain Name Acquisitions, LLC
Embarcadero Holdings, LLC
Embarcadero, LLC
Fingerhut Receivables, Inc
FMT Services, Inc.
Get Cash! Limited
Globalfin Partners, LLC
Globalfin Ventures, LLC
Goldenrod Funding, LLC
JC International Acquisitions, LLC
JCIA Holdings, LLC
Jefferson Capital Card Services, LLC
Jefferson Capital Systems, LLC
JJG SPV, LLC
JJG, LLC
Knightsbridge, LLC
Liberty Acquisition, Inc.
M Park, LLC
M Park Holdings, LLC
Madison Park, Inc.
Majestic Capital Holdings, LLC
Miramar Servicing, LLC
Mobile Tech, LLC
Partridge Funding Corporation
Perimeter Investments Solutions, LLC
Portfolio Holdings Services II, LLC
Portfolio Holdings Services, LLC
Purpose Solutions, LLC

SCHEDULE 4.16

Business Locations

777 East Missouri Avenue, Ste. 105
Phoenix, AZ 85014

3775 Hollywood Blvd.
Hollywood, FL 33021

6400 Eastern Avenue, Units 5, 6 & 7
Las Vegas, NV 89120

8351 State Road 54
New Port Richey, FL 32809

11020 David Taylor Drive, Ste. 115 & 103
Charlotte, NC 28262

12124 High Tech Ave 170, Ste. 170
Orlando, FL 32809

8503 Broadway Ste. 114
San Antonio, TX 787217

12929D Willowchase Drive
Houston, TX 77070

7775 Baymeadows Way
Jacksonville, FL 32256

2400 West Michigan Avenue, Unit #15
Pensacola, FL 32524

59 Skyline Dr Ste. 1700
Lake Mary, FL 32746

3201 Beechleaf Ct.
Raleigh, NC  27604

2400 Satellite Blvd.
Duluth, GA 30096

408 Stevens Entry
Peachtree City, GA 30269

3405 Salterbeck Street, Ste. 201
Mt Pleasant, SC 29466

1000 South Main Street
Grapevine,TX  76051

6510 Chapman Highway
Knoxville, TN 37920

Five Concourse Parkway, Ste 400
Atlanta, GA  30328

SCHEDULE 4.17

CARS Acquisition, LLC, a Georgia LLC 09/09/04
Member:                      CompuCredit Holdings Corporation

CAR Financial Services, Inc., a Georgia corporation 12/30/04
Sole Shareholder: Cars Acquisition, LLC

CAR Funding II, Inc., a Nevada corporation 11/20/09
Sole Shareholder: Cars Acquisition, LLC

Consumer Auto Receivables Servicing, LLC, a Georgia LLC 12/30/04
Member:                      CARS Acquisition, LLC